UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

HELEN OF TROY LIMITED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

July 6, 2010

Dear Shareholders:

It is my pleasure to invite you to the 2010 Annual General Meeting of the Shareholders of Helen of Troy Limited. The meeting will be held at 1:00 p.m., Mountain Daylight Time, on Tuesday, August 31, 2010, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas. In addition to the business to be transacted at the meeting, members of management will present information about the Company’s operations and will be available to respond to your questions.

We encourage you to help us reduce printing and mailing costs, and conserve natural resources by signing up for electronic delivery of our shareholder communications. For more information, see “Electronic Delivery of Shareholder Communications” in the enclosed proxy statement.

At our meeting, we will vote on proposals (1) to set the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and elect the eight nominees to our Board of Directors, (2) to appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, and (3) to transact such other business as may properly come before the meeting.  The accompanying Notice of Annual General Meeting of Shareholders and proxy statement contains information that you should consider when you vote your shares.  Also, for your convenience, you can appoint your proxy via touch-tone telephone at 1-800-690-6903 or via the Internet at WWW.PROXYVOTE.COM.

It is important that you vote your shares whether or not you plan to attend the meeting. Please complete, sign, date and return the enclosed proxy card in the accompanying envelope as soon as possible, or appoint your proxy by telephone or on the Internet as set forth above. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy and vote in person at that time.  I look forward to seeing you at the meeting. On behalf of the management and directors of Helen of Troy Limited, I want to thank you for your continued support and confidence.

Sincerely,

/s/ Gerald J. Rubin

Gerald J. Rubin
Chairman of the Board,
Chief Executive Officer and
President

HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 31, 2010

Notice is hereby given that the 2010 Annual General Meeting of the Shareholders (the “Annual Meeting”) of Helen of Troy Limited, a Bermuda company (the “Company”), will be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 31, 2010, at 1:00 p.m., Mountain Daylight Time, for the following purposes:

1.                                       To set the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and elect the eight nominees to our Board of Directors;

2.                                       To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration; and

3.                                       To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting is June 25, 2010. You are urged to read carefully the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting.

If you do not expect to be present in person at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope that has been provided for your convenience. The prompt return of proxies will help ensure the presence of a quorum and save the Company the expense of further solicitation. Also, for your convenience, you can appoint your proxy via touch-tone telephone at 1-800-690-6903 or via the Internet at WWW.PROXYVOTE.COM.

The proxy statement and the Company’s 2010 Annual Report to Shareholders are also available on our hosted website at HTTP://MATERIALS.PROXYVOTE.COM/G4388N. For additional related information, please refer to the “Important Notice Regarding Internet Availability of Proxy Materials” in the enclosed proxy statement.

You are cordially invited and encouraged to attend the Annual Meeting in person.

/s/ Vincent D. Carson
Vincent D. Carson
Vice President, General Counsel and Secretary

El Paso, Texas
July 6, 2010

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE.   IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.  MOST SHAREHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR PROXIES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET, (2) BY PHONE OR (3) BY MARKING, DATING AND SIGNING THE ENCLOSED PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED.  IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO APPOINT YOUR PROXY ON THE INTERNET. IT IS CONVENIENT, AND IT SAVES THE COMPANY SIGNIFICANT POSTAGE AND PROCESSING COSTS.

Page
Solicitation of Proxies	1
Voting Securities and Record Date	2
Quorum; Voting	2
Attending the Annual Meeting	2
Proposal 1: Election of Directors	3
Corporate Governance	6
Board Leadership and the Board’s Role in Risk Oversight	7
Board Committees and Meetings	8
Shareholder Communications to the Board of Directors	10
Compensation Committee Interlocks and Insider Participation	10
Director Compensation	11
Director Compensation for Fiscal Year 2010	11
Directors Fees Earned or Paid in Cash for Fiscal Year 2010	12
Grants to Directors of Plan-Based Awards in Fiscal Year 2010	13
Outstanding Equity Awards for Non-Employee Directors at Fiscal Year-End 2010	13
Director Stock Ownership and Compensation Guidelines	14
Non-Employee Directors Equity Compensation Plan	14
Security Ownership of Certain Beneficial Owners and Management	15
Executive Officers	16
Report of the Compensation Committee	17
Compensation Discussion and Analysis	17
Executive Compensation	25
Summary Compensation Table	25
All Other Compensation for Fiscal Year 2010	26
Plan-Based Awards	26
Outstanding Equity Awards at Fiscal Year-End 2010	27
Option Exercises	27
Employment Contract for Chairman of the Board, Chief Executive Officer and President	28
Equity Compensation Plan Information	30
Potential Payments Upon Termination or Change in Control	34
Compensation Risks	37
Certain Relationships - Related Person Transactions	37
Report of the Audit Committee	38
Audit and Other Fees Paid to Our Independent Registered Public Accounting Firm	39
Proposal 2: Appointment of Auditor and Independent Registered Public Accounting Firm and Authorization of the Audit Committee of the Board of Directors to set the Auditor’s Remuneration	40
Shareholder Proposals	40
Section 16(a) Beneficial Ownership Reporting Compliance	41
Other Matters	41
Householding of Materials	41
Important Notice Regarding Internet Availability of Proxy Materials	41
Electronic Delivery of Shareholder Communications	42
How to Obtain Our Annual Report, Proxy Statement and Other Information about the Company	42

HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

August 31, 2010

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Helen of Troy Limited (the “Company”) for use at its Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 31, 2010, at 1:00 p.m., Mountain Daylight Time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. A proxy may be revoked by filing a written notice of revocation or an executed proxy bearing a later date with the Secretary of our Company any time before exercise of the proxy or by attending the Annual Meeting and voting in person. The proxy statements and form of proxy cards are to be distributed to shareholders on or about July 14, 2010.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•                            FOR setting the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and electing the eight nominees to the Board of Directors, as set forth in Proposal 1.

•                                  FOR the appointment of Grant Thornton LLP as the auditor and independent registered public accounting firm of the Company and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, as set forth in Proposal 2.

In addition, if other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting. Your vote is important. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the Annual Meeting.  To pass, each proposal included in this year’s proxy statement requires an affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting. To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Annual Meeting in person.

The Annual Report to Shareholders for the year ended February 28, 2010 (“fiscal 2010”), including financial statements, is enclosed. It does not form any part of the material provided for the solicitation of proxies.

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit the return of proxies by telephone and personal interview, or hire an outside proxy solicitor. Forms of proxy and proxy materials may also be distributed through brokers, custodians and like parties to beneficial owners of our common shares, par value $.10 per share (the “Common Stock”), for which we will, upon request, reimburse the forwarding expense.

VOTING SECURITIES AND RECORD DATE

The close of business on June 25, 2010, is the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of June 25, 2010, there were 30,675,286 shares of Common Stock issued and outstanding, each entitled to one vote per share.

QUORUM; VOTING

Shareholders may hold their shares either as a “shareholder of record” or as a “street name” holder.   If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares and this proxy statement is being sent directly to you by the Company.  If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, trustee or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee how to vote.

The presence in person of two or more persons, representing throughout the Annual Meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Proxies marked as “Withholding Authority” on the election of Directors will be treated as present at the Annual Meeting for purposes of determining the quorum.

Abstentions and broker non-votes are also counted for purposes of determining whether a quorum is present. “Broker non-votes” occur when shares held in street name by a broker or nominee are represented at the Annual Meeting, but such broker or nominee is not empowered to vote those shares on a particular proposal because the broker has not received voting instructions from the beneficial owner.

Under the rules that govern brokers who are voting with respect to shares held by them in a street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.  Routine matters include the appointment of auditors, submitted to the shareholders in Proposal 2. Non-routine matters include the election of Directors, submitted to shareholders in Proposal 1.  As a result, with regard to Proposal 1, brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on that proposal.  We therefore urge you to vote on ALL voting items.

If a quorum is present, the nominees for Directors receiving a majority of the votes cast at the Annual Meeting in person or by proxy shall be elected.  Proxies marked as “Withholding Authority” on the election of Directors will be counted as votes cast against the nominees with respect to whom authority to vote was withheld. The affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy shall also be the act of the shareholders with respect to Proposal 2.  Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to any of the proposals.

If within half an hour from the time appointed for the Annual Meeting a quorum is not present in person or by proxy, the Annual Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place the Board of Directors may determine, provided that at least two persons are present at such adjourned meeting, representing throughout the meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

ATTENDING THE ANNUAL MEETING

A person is entitled to attend the Annual Meeting only if that person was a shareholder or joint shareholder as of the close of business on the record date or that person holds a valid proxy for the Annual Meeting.  If you hold your shares in street name and desire to vote your shares at the Annual Meeting, you must provide a signed proxy directly from the holder of record giving you the right to vote the shares or a letter from the broker or nominee appointing you as their proxy.  The proxy card enclosed with this proxy statement is not sufficient to satisfy this requirement.   If you hold your shares in street name and desire to attend the Annual Meeting, you must also provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date or other similar evidence of ownership.  If you are the shareholder of record or hold a valid proxy for the Annual Meeting, your name or the name of the person on whose behalf you are proxy must be verified against the list of shareholders of record on the record date as shown on the list of shareholders of the Company prior to being admitted to and prior to voting at the Annual Meeting.  All shareholders must, if requested by representatives of the Company, present photo identification for admittance.  If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting and/or will not be permitted to vote, as applicable.

PROPOSAL 1: ELECTION OF DIRECTORS

The bye-laws of the Company state that the number of our Directors shall be established by the shareholders from time to time but shall not be less than two. The Company currently has nine members who serve on the Board of Directors.  The Nominating Committee has nominated eight candidates for election to the Board of Directors.  Accordingly, the Board of Directors recommends that the number of Director positions be set at eight.  In the event that less than eight Directors are elected, then the number of Director positions set shall not be eight, but instead shall equal the number of Directors actually elected.

The eight persons named below are the nominees for election as Directors. Each nominee has consented to serve as a Director if elected. One of the eight candidates, Mr. Gerald J. Rubin, is a member of the Company’s senior management. Under Mr. Rubin’s employment agreement, the Company agreed to use its best efforts to cause Mr. Rubin to be nominated for election to the Board of Directors and elected by the Board of Directors as Chairman of the Board. Gerald J. Rubin and Stanlee N. Rubin are married. The Board of Directors has determined that the remaining six candidates, Gary B. Abromovitz, John B. Butterworth, Timothy F. Meeker, William F. Susetka, Adolpho R. Telles and Darren G. Woody are independent Directors as defined in the applicable listing standards for companies traded on the NASDAQ Stock Market LLC (“NASDAQ”).  Therefore, the majority of persons nominated to serve on our Board of Directors are independent as so defined.  Each Director elected shall serve as a Director until the next annual general meeting of shareholders, or until his or her successor is elected or appointed.

Set forth below are descriptions of the business experience of the nominees for election to our Board of Directors as well as their qualifications:

GARY B. ABROMOVITZ, age 67, has been a Director of the Company since 1990.  He is Deputy Chairman of the Board, Lead Independent Director and Chairman of both the Compensation Committee and the Nominating Committee.  He also chairs the executive sessions of the independent Directors and serves as a member of the Audit Committee and the Corporate Governance Committee.  Mr. Abromovitz is an attorney and has acted as a consultant to several law firms in business related matters, including trade secrets, unfair competition and commercial litigation. He also has been active for more than thirty years in various real estate development and acquisition transactions involving industrial buildings, medical offices and commercial, residential and historic properties.  Mr. Abromovitz is a Director of CardioVascular BioTherapeutics, Inc., a biopharmaceutical company, where he serves as Lead Independent Director and Chairman of the Compensation, Audit and Corporate Governance Committees, as well as chairs the executive sessions of independent Directors.

Mr. Abromovitz possesses an in-depth knowledge of the history and operations of the Company and provides the Board with a significant leadership role as Deputy Chairman, as well as Chairman of the Compensation Committee and the Nominating Committee.  He also has a significant understanding of corporate governance and compensation guidelines, as well as experience managing board affairs. Further, Mr. Abromovitz’s background as an attorney and his practical business experience provides a unique perspective to the Board.

JOHN B. BUTTERWORTH, age 59, has been a Director of the Company since 2002. Mr. Butterworth is a Certified Public Accountant and a shareholder in the public accounting firm of Weatherley, Butterworth, Macias & Graves P.C. located in El Paso, Texas.   Mr. Butterworth has thirty-one years of certified public accounting experience and has been a member of the Company’s Audit Committee for the last eight years.

Mr. Butterworth has valuable accounting and tax expertise.  Additionally, Mr. Butterworth has gained a deep understanding of the Company’s business that enables him to provide significant insights regarding the Company’s financial and accounting related matters.  He brings strategic focus to our Board of Directors and has provided leadership and guidance that have helped drive the Company’s growth.

TIMOTHY F. MEEKER, age 63, has been a Director of the Company since 2004, and chairs the Corporate Governance Committee.  Since 2002, Mr. Meeker has served as President and principal in Meeker and Associates, a privately-held management consulting firm.  Mr. Meeker served as Senior Vice President, Sales & Customer Development for Bristol-Myers Squibb, a consumer products and pharmaceutical company, from 1996 through 2002.  From 1989 to 1996, Mr. Meeker served as Vice President of Sales for Bristol-Myers’ Clairol Division.

Mr. Meeker has over thirty-two years experience in the consumer products industry resulting in extensive general management experience with responsibilities for sales, distribution, finance, human resources, customer service and facilities.  In addition, he has a valued perspective on operational matters that is an asset to the Board of Directors.  Mr. Meeker has served as a chairman of the National Association of Chain Drug Stores advisory committee, which allows him to bring an extensive understanding of retail mass market sales and marketing to our Board of Directors.

GERALD J. RUBIN, age 66, a founder of the Company, has been the Chairman of the Board, Chief Executive Officer and President of the Company since June 2000.  From 1984 to June 2000, Mr. Rubin was Chairman of the Board and Chief Executive Officer of the Company. Mr. Rubin has been a Director of the Company since 1969. Mr. Rubin also served on the Board of Directors of the El Paso Branch, Federal Reserve Bank of Dallas, Texas from March 2003 to December 2009, and now serves as an advisory Director to the Dallas Federal Reserve.  Mr. Rubin also is a member of the Board of Directors of the Paso del Norte Group, a local civic organization that promotes economic, social and cultural vitality in the region.

As the Company’s senior executive and a founder, Mr. Rubin has a widely regarded business acumen and an intimate knowledge of virtually every aspect of the Company’s operations, its customers and the competitive landscape it operates within.  Additionally, Mr. Rubin has been instrumental in establishing the global scope of the Company’s operations, has significant acquisitions experience and provides significant leadership in establishing the strategic direction for the Company.

STANLEE N. RUBIN, age 66, a founder of the Company, has been a Director of the Company since 1990. Mrs. Rubin is active in civic and charitable organizations.  She is a Partner for the Susan G. Komen Breast Cancer Foundation and founder of the Rubin Center for the Visual Arts at the University of Texas at El Paso.

Mrs. Rubin has extensive experience as a Board member and knowledge of the Company.  Mrs. Rubin provides perspective on how to sustain the Company’s culture, with an emphasis on being a premier corporate citizen.  She is well placed to help ensure the Company’s historical commitment to preserve the core values that have led to its success.

WILLIAM F. SUSETKA, age 57, was elected to the Board of Directors in 2009.  Mr. Susetka spent thirty years in marketing and senior management for Clairol, Inc. and Avon Products, Inc.  From 1999 to 2001, Mr. Susetka was President, Clairol U.S. Retail Division, with additional responsibility for worldwide research and development and manufacturing.  From 2002 through 2005, Mr. Susetka was President of Global Marketing at Avon Products, Inc. where he led worldwide marketing, advertising and research and development and served on Avon’s Executive Committee.  Prior to 2001, he held positions as President of the Clairol International Division and Vice President/General Manager for the Clairol Professional Products Division.  He served as a Board Member of the Cosmetics, Toiletry and Fragrance Association from 1999 to 2005 and as a member of the Avon Foundation Board from 2004 to 2005.  From October 2005 to January 2006, Mr. Susetka was Chief Operating Officer of Nice Pak Products, Inc., a manufacturer of consumer products that private labeled pre-moistened wipes and other antiseptic wipes.  From 2007 through May 2009, he served as Chief Marketing Officer for the LPGA (Ladies Professional Golf Association).  Mr. Susetka currently serves on the LPGA Board of Directors and was named Chairman of the Board in February, 2010.

Mr. Susetka brings a wealth of global consumer products industry experience and valuable insight to the Board of Directors.  Mr. Susetka also has been instrumental in helping set the strategic direction of Idelle Labs, the Company’s Grooming, Skin Care, and Hair Care Products division, and continues to provide related advice to senior management of the Company.

ADOLPHO R. TELLES, age 60, has been a Director of the Company since 2005 and chairs the Audit Committee. Mr. Telles is a Certified Public Accountant.  In February 2010, Mr. Telles was appointed VP of Finance and CFO for Mount Franklin Foods, a nut processing and candy manufacturing/packaging company.  Prior to this and since November 2003, Mr. Telles has been a business consultant providing advisory services in the area of corporate governance, internal auditing, and compliance with the Sarbanes Oxley Act of 2002.  Mr. Telles manages personal investments, including an operating company.   Mr. Telles is on the Texas Comptroller’s Advisory Board for the Texas Treasury Safekeeping Trust Company.  Previously, Mr. Telles was with the accounting firm of KPMG LLP, and its predecessors, for twenty-seven years, including over sixteen years as a partner.

Mr. Telles, during his tenure with KPMG, worked on numerous foreign work assignments which have provided him a valuable global operating perspective.  In addition, Mr. Telles has extensive experience with accounting principles, financial reporting rules and regulations, evaluation of financial results and generally overseeing the financial reporting processes of multi-national public companies from an independent auditor’s perspective.  These qualifications, together with his consulting and advisory experience, makes him well suited to serve as Chairman of the Company’s Audit Committee.

DARREN G. WOODY, age 50, has been a Director of the Company since 2004.  Mr. Woody is President and Chief Executive Officer of C.F. Jordan Investments and C.F. Jordan Construction LLC, an investment entity and a construction firm with offices in Dallas, El Paso, Houston, and San Antonio, Texas and field operations throughout the United Sates. The firm specializes in military, commercial, multi-family and highway construction. He has served in this capacity since August of 2000. Previously, Mr. Woody was a partner in the law firm of Krafsur, Gordon, Mott, Davis and Woody P.C., where he specialized in real estate, business acquisitions and complex financing arrangements.

Mr. Woody brings a multi-disciplined perspective to our Board of Directors given his executive leadership and legal experience.  This background enables him to provide oversight with regard to many of the Company’s legal matters, significant transactional negotiations and the management of challenging, complex projects.

The receipt of a majority of the votes cast at the Annual Meeting is required to set the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and to elect each of the eight nominees for Director.  In the event that any of the Company’s nominees are unable to serve, proxies will be voted for the substitute nominee or nominees designated by our Board of Directors, or will be voted to fix the number of Directors at fewer than eight and for fewer than eight nominees, as the Board may deem advisable in its discretion.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “ FOR ” EACH OF THE EIGHT NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance. Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, Board of Directors and management. The shareholders elect the Board and vote on extraordinary matters.

Our Corporate Governance Guidelines, as well as our Code of Ethics, and the charters of the Audit Committee, Compensation Committee, Nominating Committee and Corporate Governance Committee are available under the “Corporate Governance” heading of the investor relations page of our website at the following address: http://www.hotus.com.

Our Company believes that it is in compliance with the corporate governance requirements of the NASDAQ listing standards.  The principal elements of these governance requirements as implemented by our Company are:

•                                  affirmative determination by the Board of Directors that a majority of the Directors are independent;

•                                  regularly scheduled executive sessions of independent Directors;

•                                  Audit Committee, Nominating Committee and Compensation Committee comprised of independent Directors and having the purposes and charters described below under the separate committee headings; and

•                                  specific Audit Committee responsibility, authority and procedures outlined in the charter of the Audit         Committee.

Independence. The Board of Directors has determined that the following six nominees for election at the Annual Meeting are independent Directors as defined in the NASDAQ listing standards: Gary B. Abromovitz, John B. Butterworth, Timothy F. Meeker, William F. Susetka, Adolpho R. Telles, and Darren G. Woody.  Therefore, 75 percent of the persons nominated to serve on our Company’s Board of Directors are independent as so defined. The foregoing independence determination of our Board of Directors included the determination that each of these six nominated Board members, if elected and appointed to the Audit Committee, Compensation Committee or Nominating Committee, or as discussed above, respectively, is:

•                                  independent for purposes of membership on the Audit Committee under Rule 5605(c)(2) of the NASDAQ listing standards, that includes the independence requirements of Rule 5605(a)(2) and additional independence requirements under SEC Rule 10A-3(b);

•                                  independent under the NASDAQ listing standards for purposes of membership on the Nominating Committee; and

•                                  independent under the NASDAQ listing standards for purposes of membership on the Compensation Committee, as a “non-employee director” under SEC Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined in regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

BOARD LEADERSHIP AND THE BOARD’S ROLE IN RISK OVERSIGHT

Board Leadership

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, coupled with a lead Director position to further strengthen the governance structure.  The Board believes this provides an efficient and effective leadership model for the Company, as the Company’s Chief Executive Officer is the Director most familiar with the Company’s business and industry and the Director most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Additionally, combining the Chairman and Chief Executive Officer roles fosters clear accountability and effective decision-making.   To ensure effective independent oversight, the Board has adopted a number of governance practices, including:

•                  a strong, independent, clearly-defined lead Director role (see below for a full description of the role);

•                  holding executive sessions of the independent Directors regularly; and

•                  annual performance evaluations of the Chairman and Chief Executive Officer by the independent Directors.

The Board retains the authority to modify this structure to best address the Company’s circumstances, and so advance the best interests of all shareholders, as and when appropriate.  The Board also has designated Gary B. Abromovitz, an independent Director, as the Deputy Chairman and lead Director.  The Deputy Chairman’s authority and responsibilities include:

•                  presiding at all meetings of the Board when the Chairman is not present and over executive sessions;

•                  serving as a liaison between the Chairman and the independent Directors; and

•                  calling meetings of the independent Directors.

Our Board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time, as appropriate.  Independent Directors regularly meet without management present, and the Board’s lead Director conducts those sessions.   The Corporate Governance Committee works with the Compensation Committee to identify, develop and recommend succession plans for all of the Company’s senior management, including the Chairman and Chief Executive Officer, to the Board of Directors.

The Board’s Role on Risk Oversight

The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations and governance. The Board oversees management’s policies and procedures in addressing these and other risks.  Additionally, each of the Board’s four committees (the Audit Committee, Compensation Committee, Nominating Committee and Corporate Governance Committee) monitor and report to the Board those risks that fall within the scope of such committees’ area of oversight responsibility.  For example, the full Board directly oversees strategic risks.  The Nominating Committee directly oversees risk management relating to Director nomination and independence.  The Corporate Governance Committee directly oversees risk management regarding corporate governance.  The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking.  Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance.  The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.

During fiscal 2010, the Board requested management to assess, conduct a review of and report on strategic risks confronting the Company’s business and operations.  As part of this assessment, management identified risks and received reports from the appropriate “risk owner” within the organization. These reports were provided to the Board, which uses them to enable it to understand the Company’s risk identification, risk management and risk mitigation measures relating to strategic matters.  Additional review or reporting of risks will be conducted by management as needed or as requested by the Board or a committee.  Additionally, during fiscal 2010, the lead independent Director, working with the other independent

Directors, assessed certain corporate governance practices and risks using the National Association of Corporate Directors Key Agreed Principles.  These principles were created to provide a framework for the corporate governance of public entities, giving boards of Directors the flexibility to make decisions at the practice level within this framework to tailor the principles as needed to address the governance issues facing their entities.   The independent Directors reported their findings to the Board regarding their assessment of the Company’s risks relating to corporate governance.

BOARD COMMITTEES AND MEETINGS

Our Board of Directors has four committees: the Audit Committee, the Nominating Committee, the Corporate Governance Committee and the Compensation Committee.  The following table shows the composition of these committees and the number of meetings held during fiscal 2010:

Director	Executive Sessions of Independent Directors	Audit	Nominating	Corporate Governance	Compensation
Gary B. Abromovitz	Chair	M	Chair	M	Chair
John B. Butterworth	M	M
Timothy F. Meeker	M		M	Chair	M
Stanlee N. Rubin				M
William F. Susetka	M				M
Adolpho R. Telles	M	Chair
Darren G. Woody	M		M	M	M
Number of Meetings Held in Fiscal 2010	8	11	2	1	16

__________

M = Current Member during fiscal 2010

Audit Committee. Our Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The primary purposes of this committee are to oversee, on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes and integrity of our Company’s financial statements, (2) the audits of our Company’s financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (3) our compliance with legal and regulatory requirements, and (4) the staffing and ongoing operation of our internal audit function.  The Audit Committee meets periodically with our Chief Financial Officer and other appropriate officers in the discharge of its duties.  The Audit Committee also reviews the content and enforcement of the Company’s Code of Ethics, consults with our legal counsel on various legal compliance matters and on other legal matters if those matters could materially affect our financial statements.

The Board of Directors has determined that each of the members of the Audit Committee are independent as previously described.  In addition, the Board of Directors determined that Mr. Telles qualifies as an “audit committee financial expert” as defined by the SEC in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board of Directors also determined that all of the members of the Audit Committee meet the requirement of the NASDAQ listing standards that each member be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Compensation Committee. The primary purposes of the committee are to (1) evaluate and approve the corporate goals and objectives set by the Chief Executive Officer (the “CEO”), (2) evaluate the CEO’s performance in light of those goals and objectives, (3) make recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans, (4) oversee the administration of our incentive compensation plans and equity-based plans, and (5) produce an annual report on executive compensation for inclusion in the Company’s proxy statement.  The Board of Directors has determined that the members of this committee are independent as previously described.   In addition to formal meetings, the committee also conducted numerous informal telephonic discussions and consulted its legal advisors throughout the year.  For additional information regarding the operation and authority of the Compensation Committee, see “Compensation Discussion and Analysis.”

Nominating Committee.  The primary purposes of the committee are to (1) recommend to our Board of Directors individuals qualified to serve on our Board of Directors for election by shareholders at each annual general meeting of shareholders and to fill vacancies on the Board of Directors, (2) implement the Board’s criteria for selecting new Directors, and (3) oversee the evaluation of our Board.  The Nominating Committee receives recommendations from its members or other members of the Board of Directors for candidates to be appointed to the Board or committee positions, reviews and evaluates such candidates and makes recommendations to the Board of Directors for nominations to fill Board and committee positions.

The committee’s current process for identifying and evaluating nominees for Director consists of general periodic evaluations of the size and composition of the Board of Directors, applicable listing standards and laws, and other appropriate factors with a goal of maintaining continuity of appropriate industry expertise and knowledge of our Company. The committee looks for a number of personal attributes in selecting candidates as specified in the Company’s Corporate Governance Guidelines including: sound reputation and ethical conduct; business and professional activities that are complementary to those of the Company; the availability of time and a willingness to carry out their duties and responsibilities effectively; an active awareness of changes in the social, political and economic landscape; an absence of any conflicts of interest; a level of health that allows for attendance and active contribution to most Board and committee meetings; limited service on other boards; and a commitment to contribute to the Company’s overall performance, placing it above personal interests. The committee does not have a diversity policy regarding its selection criteria for determining Director nominees.  However, as specified in the Company’s Corporate Governance Guidelines, the committee makes efforts to maintain members on the Board who have substantial and direct experience in areas of importance to the Company.  Additionally, the committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The committee considers all attributes, business diversity, professional qualifications and experience of all candidates the committee believes will benefit the Company and increase shareholder value, without regard to gender, race or ethnic background.  The committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees.

The Nominating Committee will consider candidates recommended by shareholders. Any candidate recommended by shareholders must meet the same general requirements outlined in the previous paragraph to be considered for election.  Any shareholder who intends to present a Director nomination proposal for consideration at the 2011 annual general meeting of shareholders and intends to have that proposal included in the proxy statement and related materials for the 2011 annual general meeting, must deliver a written copy of the proposal to our Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures, specified under “Shareholder Proposals” in this proxy statement and in accordance with the applicable requirements of SEC Rule 14a-8.

If a shareholder does not comply with the Rule 14a-8 procedures, the Company would not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to shareholders. For a shareholder’s nominee to be considered for nomination as a Director, the shareholder should give timely notice of their nomination in writing to the Secretary of our Company.  To be timely, written suggestions for candidates should be delivered for consideration by the Nominating Committee prior to the next annual general meeting to the Secretary of the Company, Clarendon House, Church Street, Hamilton, Bermuda no later than 45 calendar days before the first anniversary of the date on which the Company sent its proxy statement to shareholders in connection with the previous year’s annual general meeting.  Written suggestions for candidates should be accompanied by a written consent of the proposed candidate to serve as a Director if nominated and elected, a description of his or her qualifications and other relevant biographical information. The Nominating Committee may request that the shareholder submitting the proposed nominee furnish additional information to determine the eligibility and qualifications of such candidate.

Under SEC Rule 14a-8 (and assuming consent to disclosure is given by the proponents and nominee), our Company must disclose any nominations for Director made by any person or group beneficially owning more than 5 percent of our outstanding Common Stock by the date that was 120 calendar days before the anniversary of the date on which its proxy statement was sent to its shareholders in connection with the previous year’s annual general meeting.  Our Company did not receive any such nominations for the Annual Meeting.

Corporate Governance Committee.  The primary purposes of the committee are to (1) develop, recommend to the Board, and assess our corporate governance policies, and (2) evaluate, develop and recommend to the Board succession plans for all of the Company’s senior management. The Corporate Governance Committee works with the Compensation Committee to develop and recommend succession plans to the Board of Directors.

Meetings of Board of Directors and its Committees.  The Board of Directors held four regularly scheduled meetings and two telephonic meetings during fiscal 2010.  Each Director attended all meetings of our Board of Directors and the committees of which he or she was a member. We encourage, but do not require, the members of the Board of Directors to attend annual general meetings. Last year, all of our Directors attended the annual general meeting of shareholders. We expect that all Board members will attend the Annual Meeting.

SHAREHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Any record or beneficial owner of our shares of Common Stock who has concerns about accounting, internal accounting controls, or auditing matters relating to our Company may contact the Audit Committee directly.  Any record or beneficial owner of our Common Stock who wishes to communicate with the Board of Directors on any other matter should also contact the Audit Committee.  The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to our Company.  If particular communications are directed to the full Board, independent Directors as a group, or individual Directors, the Audit Committee will route these communications to the appropriate Directors or committees so long as the intended recipients are clearly stated.

Communications intended to be anonymous may be made by calling our national hotline service at 866-210-7649 or 866-210-7650.  When calling, please identify yourself as a shareholder of our Company intending to communicate with the Audit Committee.  This third party service undertakes to forward the communications to the Audit Committee if so requested and clearly stated.  You may also send communications intended to be anonymous by mail, without indicating your name or address, to Helen of Troy Limited, 1 Helen of Troy Plaza, El Paso, Texas, 79912, USA, Attention: Chairman of the Audit Committee.  Communications not intended to be made anonymously may be made by calling the hotline number or by mail to that address, including whatever identifying or other information you wish to communicate.

Communications from employees or agents of our Company will not be treated as communications from our shareholders unless the employee or agent clearly indicates that the communication is made solely in the person’s capacity as a shareholder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2010, no executive officer of the Company served on the Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

DIRECTOR COMPENSATION

The following table summarizes the total compensation earned by all non-employee Directors during fiscal 2010:

Director Compensation for Fiscal Year 2010

	Fees Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)
Gary B. Abromovitz	150,000	21,970 (1)	-	171,970
John B. Butterworth	84,000	43,940 (1)	-	127,940
Timothy F. Meeker	82,000	43,940 (1)	-	125,940
Byron H. Rubin	36,000	-	42,722 (2)	78,722
Stanlee N. Rubin	42,000	-	-	42,000
William F. Susetka	45,000	-	-	45,000
Adolpho R. Telles	100,000	43,940 (1)	-	143,940
Darren G. Woody	78,000	21,970 (1)	-	99,970

__________

(1)         These amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, as required under new rules promulgated during the past year by the SEC.  Under stock ownership guidelines adopted by the Board, each Director is required to hold the shares until their retirement from the Board, except that each Director may sell up to 30 percent of the shares granted in order to pay any tax liabilities associated with the grant. Further information regarding the awards is included in “Grants to Directors of Plan Based Awards in Fiscal Year 2010” and “Non-Employee Director Equity Compensation Plan.”

(2)         Represents $32,722 of insurance agent’s commissions earned by Mr. Rubin and paid directly to him by certain of our   insurers in connection with certain life insurance policies and $10,000 in fees paid by the Company to Mr. Rubin for employee benefit consulting services.  For further information, see “Certain Relationships - Related Person Transactions.”

Gerald J. Rubin is our only Director that is also an executive officer.  He has not received any remuneration for his service as a member of the Board of Directors.

In fiscal 2010, the following cash compensation was paid to our non-employee Directors:

Directors Fees Earned or Paid in Cash for Fiscal Year 2010

	Annual	Board	Independent	Deputy	Committee	Committee
	Board	Meeting	Directors	Chairman	Chair	Member
	Retainers	Fees	Fees	Fees	Fees	Fees	Total
Name	($) (1)	($) (2)	($) (3)	($) (4)	($)	($) (5)	($)

Gary B. Abromovitz	24,000	12,000	24,000	40,000	20,000 (6)	30,000	150,000

John B. Butterworth	24,000	12,000	24,000	-	-	24,000	84,000

Timothy F. Meeker	24,000	12,000	24,000	-	10,000 (7)	12,000	82,000

Byron H. Rubin	24,000	12,000	-	-	-	-	36,000

Stanlee N. Rubin	24,000	12,000	-	-	-	6,000	42,000

William F. Susetka	18,000	9,000	12,000	-	-	6,000	45,000

Adolpho R. Telles	24,000	12,000	24,000	-	40,000 (8)	-	100,000

Darren G. Woody	24,000	12,000	24,000	-	-	18,000	78,000

__________

(1)	All non-employee Directors receive a quarterly cash retainer of $6,000.

(2)	All non-employee Directors receive a cash fee of $3,000 for each quarterly meeting of the Board of Directors attended.

(3)	All independent Directors receive a quarterly cash fee of $6,000 for participation in executive sessions.

(4)	The Deputy Chairman and lead Director receives a quarterly cash fee of $10,000.

(5)

Each non-chair member of the Audit Committee receives a quarterly cash fee of $6,000, each non-chair member of the Compensation Committee receives a quarterly cash fee of $3,000 and each non-chair member of the Corporate Governance Committee receives a quarterly cash fee of $1,500.

(6)	The Compensation Committee Chairman receives a quarterly cash fee of $5,000.

(7)	The Corporate Governance Committee Chairman receives a quarterly cash fee of $2,500.

(8)	The Audit Committee Chairman receives a quarterly cash fee of $10,000.

In addition to the amounts shown above, non-employee Board members received reimbursement for travel and lodging expenses incurred while attending Board and committee meetings and Board-related activities, such as visits to Company locations.

In fiscal 2010, the following share-based compensation was awarded to certain independent Directors:

Grants to Directors of Plan-Based Awards in Fiscal Year 2010

		All Other
		Stock Awards:
		Number of	Grant Date
		Shares	Fair Value
		of Stock	of Stock
Name	Grant Date	(#)	($) (1)
Gary B. Abromovitz	8/25/2009	1,000	21,970
John B. Butterworth	8/25/2009	2,000	43,940
Timothy F. Meeker	8/25/2009	2,000	43,940
Adolpho R. Telles	8/25/2009	2,000	43,940
Darren G. Woody	8/25/2009	1,000	21,970

__________

(1)   These are shares of restricted stock which vest immediately.   Under stock ownership guidelines adopted by the Board, each Director is required to hold the shares until their retirement from the Board, except that each Director may sell up to 30 percent of the shares granted in order to pay any tax liabilities associated with the grant.  See “-Director Stock Ownership and Compensation Guidelines.” The grant date fair value is based on the closing sale price of the Common Stock on August 25, 2009 of $21.97 per share.

The following table provides information on the outstanding equity awards at fiscal year-end 2010 for non-employee Directors:

Outstanding Equity Awards for Non-Employee Directors at Fiscal Year-End 2010

	Option Awards
	Number of
	Securities
	Underlying	Option
	Unexercised	Exercise	Option
	Options	Price	Expiration
Name	(#) Exercisable	($)/Sh	Date
Gary B. Abromovitz	32,000	21.47 to 33.35	9/1/13 to 6/1/15
John B. Butterworth	32,000	21.47 to 33.35	9/1/13 to 6/1/15
Timothy F. Meeker	16,000	23.13 to 28.33	9/1/14 to 6/1/15
Byron H. Rubin	32,000	21.47 to 33.35	9/1/13 to 6/1/15
Stanlee N. Rubin	32,000	21.47 to 33.35	9/1/13 to 6/1/15
Darren G. Woody	16,000	23.13 to 28.33	9/1/14 to 6/1/15

All options were issued under the Company’s 1995 Non-Employee Stock Option Plan.  Under the plan, all options were issued at a price not less than the fair market value of the Common Stock at the date of grant, vested one year from the date granted, and expire ten years after the options were granted.  Currently, all outstanding options under the plan are vested.  This stock option plan expired by its terms on June 6, 2005.  Therefore, no additional options have been granted since that date.

Director Stock Ownership and Compensation Guidelines

The Compensation Committee and the Board of Directors believe that Directors should own and hold Common Stock to further align their interests and actions with the interests of the Company’s shareholders.  Accordingly, upon recommendation of the Compensation Committee, in June 2008, the Board of Directors has adopted stock ownership and compensation guidelines for the Company’s Directors.  Under these guidelines, the Directors should hold shares of the Company’s Common Stock equal in value to at least three times the annual cash retainer for Directors.  The guidelines provide that the stock ownership levels should be achieved by each Director within five years from the adoption of the guidelines or, in the case of a new Director, within five years of his or her first appointment to the Board of Directors.  The Compensation Committee will review stock ownership levels on the first trading day of the calendar year based on the greater of the fair market value and the Director’s cost basis in the shares on such date.  In the event of an increase in the annual cash retainer, the Directors will have five years from the time of the increase to acquire any additional shares needed to comply with the guidelines.  To further encourage equity participation, the guidelines provide that equity awards to non-employee Directors either vest over a period of at least three years or are required to be held by the Director until his or her service with the Company ends.  However, each Director may sell up to 30 percent of the shares granted in order to pay any tax liabilities associated with the grant.  The Board of Directors also believe that compensation arrangements should be flexible enough to allow the Directors to receive a balanced mix of equity and cash keeping in mind the Board’s guidelines for achieving and maintaining stock ownership.  In this respect, the Board of Directors will seek to target Director compensation at a mix of approximately 60 percent cash and 40 percent equity.

Non-Employee Director Equity Compensation Plan

At the 2008 annual general meeting of shareholders, the Company’s shareholders approved the Helen of Troy Limited 2008 Non-Employee Directors Stock Incentive Plan (the “2008 Director Plan). The purpose of the 2008 Director Plan is to (i) aid the Company in attracting, securing and retaining Directors of outstanding ability and (ii) motivate such persons to exert their best efforts on behalf of the Company and its subsidiaries and its affiliates by providing incentives through the granting of awards under the plan.  Only non-employee Directors of the Company are eligible to participate in the 2008 Director Plan.  Because Gerald J. Rubin is an employee of the Company, he is not eligible to participate in the 2008 Director Plan.

The 2008 Director Plan is administered by the Compensation Committee of the Board of Directors. The 2008 Director Plan permits grants of restricted stock, restricted stock units and other stock-based awards to the Company’s non-employee Directors.  The vesting criteria and other terms and conditions of restricted stock, restricted stock units and other stock-based awards will be determined by the Compensation Committee.  Shares which are subject to awards which terminate, expire, are cancelled, exchanged, forfeited, lapse or are settled for cash may be utilized again with respect to awards granted under the 2008 Director Plan.  As of June 25, 2010, 8,000 shares of restricted stock have been granted under the plan and 167,000 shares of Common Stock remain available for future issue (subject to adjustment in certain circumstances). The plan will expire by its terms on August 19, 2018.

If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or restricted stock units vested at the time of such termination of service. The participant’s unvested restricted stock and restricted stock units will be forfeited. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.  In the event of a Change of Control (as defined in the 2008 Director Plan), (i) the participants will have the right to settle from and after the date of the Change of Control any restricted stock unit held by such participant in whole or in part, notwithstanding that such restricted stock unit may not be fully vested, and (ii) any and all restrictions on any participant’s other stock-based award will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 28, 2010, the beneficial ownership of the Common Stock of the Directors and the executive officers of the Company; the Directors and executive officers of the Company as a group; and each person known to the Company to be the beneficial owner of more than five percent of the Common Stock:

	Number of
	Common Shares
Name of Beneficial Owner	Beneficially Owned		Percent *
Gerald J. Rubin	3,603,600	(1) (2)	11.15%
Stanlee N. Rubin
One Helen of Troy Plaza
El Paso, Texas 79912
John B. Butterworth	48,100	(2)	**
Thomas J. Benson	38,881	(2)	**
Byron H. Rubin	32,000	(2)	**
Vincent D. Carson	25,518	(2)	**
Gary B. Abromovitz	23,000	(2)	**
Darren G. Woody	19,000	(2)	**
Timothy F. Meeker	18,000	(2)	**
Adolpho R. Telles	4,000		**
William F. Susetka	-	(3)	**
All Directors and executive officers as a group (11 Persons)	3,812,099		11.73%
FMR LLC	2,771,371	(4)	9.04%
82 Devonshire Street
Boston, Massachusetts 02109
Dimensional Fund Advisers, LP	2,039,263	(5)	6.65%
6300 Bee Cave Road Building One
Austin, Texas 78746
Columbia Wanger Asset Management, LP	1,760,000	(6)	5.74%
227 W Monroe Street Suite 3000
Chicago, Illinois 60606
Wellington Management Company, LLP	1,624,098	(7)	5.30%
75 State Street
Boston, Massachusetts 02109

__________

*   Percent ownership is calculated based on 30,671,286 shares of the Common Stock outstanding on May 28, 2010.

** Ownership of less than one percent of the outstanding Common Stock.

(1)   Includes 276,980 shares held beneficially through a partnership in which Gerald J. Rubin and Stanlee N. Rubin are partners.  1,812,922 shares of Common Stock held beneficially by Mr. and Mrs. Rubin are pledged to secure certain loans.

(2)   Includes shares subject to stock options that are exercisable within sixty days of May 28, 2010 as follows:

`	Options (#)
Gerald J. Rubin	1,625,000
Stanlee N. Rubin	32,000
Thomas J. Benson	36,508
John B. Butterworth	32,000
Vincent D. Carson	24,050
Byron H. Rubin	20,000
Gary B. Abromovitz	20,000
Darren G. Woody	16,000
Timothy F. Meeker	16,000
Total	1,821,558

(3) William F. Susetka was elected to the Board of Directors on August 25, 2009.

(4) Based on the Schedule 13G/A filed on February 16, 2010.  According to the filing, FMR LLC currently has sole dispositive power for 2,771,371 shares and shared voting power for -0- shares.

(5) Based on the Schedule 13G/A filed on February 8, 2010.   According to the filing, Dimensional Fund Advisors, LP currently has sole dispositive power for 2,039,263 shares, sole voting power for 1,990,301 shares and shared voting power for -0- shares

(6) Based on the Schedule 13G/A filed on February 10, 2010.   According to the filing, Columbia Wanger Asset Management, LP has sole dispositive power for 1,760,000 shares, sole voting power for 1,710,000 shares and shared voting power for -0- shares.

(7) Based on the Schedule 13G filed on February 12, 2010.   According to the filing, Wellington Management Company, LLP has shared dispositive power for 1,624,098 shares, sole voting power for -0- shares and shared voting power for 1,114,352 shares.

EXECUTIVE OFFICERS

The executive officers of the Company are Gerald J. Rubin, Thomas J. Benson and Vincent D. Carson. Mr. Rubin is also a Director of the Company and his biography is included above under “Proposal 1: Election of Directors.”

THOMAS J. BENSON, age 52, has been Senior Vice President and Chief Financial Officer of the Company since August 2003. Mr. Benson served as Chief Financial Officer of Elamex, S.A. de C.V., a provider of manufacturing and shelter services, from June 2002 to August 2003, and as Chief Financial Officer of Franklin Connections / Azar Nut Company, a manufacturer, packager and distributor of candy and nut products, from May 1994 to June 2002. He has served as an investments director in two private investment firms and spent seven years in public accounting. He received his B.S. from St. Mary’s College and his Masters Degree of Taxation from DePaul University.

VINCENT D. CARSON, age 50, joined the Company in November 2001, in the capacity of Vice President, General Counsel and Secretary, after a 16-year legal career in private practice in El Paso Texas. Prior to joining the Company, Mr. Carson was a shareholder in Brandys Carson & Pritchard, P.C. from 1993 to 2001, and was a shareholder at Mounce, Green, Myers, Safi & Galatzan, P.C. during 2001.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis for the fiscal year ended February 28, 2010 to be included in the proxy statement for the Annual Meeting filed pursuant to Section 14(a) of the Exchange Act.  Based on its review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A for the Company’s Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010.

Members of the Compensation Committee:

Gary B. Abromovitz, Chairman

Timothy F. Meeker

William F. Susetka

Darren G. Woody

This Report of the Compensation Committee is not “soliciting material,” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the following individuals are collectively referred to as the “named executive officers”:

•              Gerald J. Rubin, Chairman of the Board of Directors, Chief Executive Officer and President;

•              Thomas J. Benson, Senior Vice President and Chief Financial Officer; and

•              Vincent D. Carson, Vice President and General Counsel.

We sometimes refer to Messrs. Benson and Carson as “other named executive officers”.

Oversight of Our Executive Compensation Program

The Compensation Committee oversees the compensation of our named executive officers and is composed entirely of independent Directors as defined under the listing standards of NASDAQ. The Compensation Committee is responsible for reviewing, approving and evaluating the Chief Executive Officer’s performance in light of the goals and objectives of the Company. It also makes compensation recommendations with respect to our other executive officers, including approval of awards for incentive compensation and equity-based plans. The committee administers the Helen of Troy 1997 Cash Bonus Performance Plan (the “Bonus Plan”) approved by our shareholders, in which the Chief Executive Officer is currently the only participant. The Compensation Committee also administers all of our stock-based and other incentive compensation plans. The Compensation Committee and the Corporate Governance Committee also assist the Board of Directors in developing succession planning for our executive officers.

Objectives of Our Compensation Program

Our compensation program is designed to attract, motivate and retain key employees and to align the long-term interests of the named executive officers with those of our shareholders. The philosophy that the Compensation Committee uses to set executive compensation levels and structures is based on the following principles:

•                                          compensation for our executive officers should be strongly linked to performance;

•                                          a higher percentage of compensation should be at risk and subject to performance-based awards as an executive officer’s range of responsibility and ability to influence the Company’s results increase;

•                                          compensation should be competitive in relation to the marketplace; and

•                                          outstanding achievement should be recognized.

In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us.

The Role of Chief Executive Officer in Determining Executive Compensation

The Compensation Committee, working with the Chief Executive Officer, evaluates and approves all compensation regarding our named executive officers.  Our other named executive officers report directly to our Chief Executive Officer who supervises the day to day performance of those officers.  Accordingly, the Chief Executive Officer establishes the criteria and any targets used to determine bonuses, including each other named executive officer’s individual performance and Company-based performance factors, and makes recommendations to the Compensation Committee regarding salaries, bonuses and equity awards for the other named executive officers.  The Compensation Committee strongly considers the compensation recommendations and the performance evaluations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans that are required to be submitted to the Board.  In deliberations or approvals regarding the compensation of the other named executive officers, the committee may elect to invite the Chief Executive Officer to be present but not vote. In any deliberations or approvals of the committee regarding the Chief Executive Officer’s compensation, the Chief Executive Officer is not invited to be present.

Compensation Consultant

The Compensation Committee has the exclusive authority to hire compensation, accounting, legal or other advisors. In connection with any such hiring, the committee can determine the scope of the consultant’s assignments and their fees. The scope of a consultant’s services may include providing the committee with data regarding compensation trends, assisting the committee in the preparation of market surveys or tally sheets or otherwise helping it evaluate compensation decisions.  As discussed below, in fiscal 2010, the Compensation Committee did not retain an outside compensation consultant.

Our Compensation Program for Our Chief Executive Officer

Mr. Rubin is the founder of the Company, and he served as President of the Company prior to our initial public offering in 1971. Mr. Rubin served as President, Chief Executive Officer, and Chairman of the Board of Directors from 1971 to 1984, and from 1984 to June 2000, he served as Chief Executive Officer and Chairman of the Board of Directors.  Since June 2000, Mr. Rubin has served as Chief Executive Officer, Chairman of the Board of Directors and President of the Company. Mr. Rubin sets the overall strategic vision for our Company, and oversees the senior management team and the Company’s growth and acquisition strategy.

Mr. Rubin’s compensation is governed by an employment agreement, which was entered into in 1999, and his participation in the Bonus Plan.  Because the Bonus Plan and the employment agreement dictate the terms of Mr. Rubin’s compensation, the Compensation Committee’s decisions regarding his compensation, other than any discretionary compensation, are limited by the terms of the agreement and the plan.   The Compensation Committee did not grant Mr.

Rubin any discretionary bonus in fiscal 2010.  The Compensation Committee did not retain a compensation consultant in fiscal 2010, nor did it use benchmarking of peer groups in setting Mr. Rubin’s compensation for fiscal 2010, because his compensation is set by his employment agreement and any incentive compensation earned under the Bonus Plan, as described below.

Any bonus earned under the Bonus Plan is based on a pre-established performance target that has been approved by the Company’s shareholders.  At the 2003 annual general meeting, the shareholders approved an amendment to the Bonus Plan to change the performance targets from a pre-tax fixed percentage of earnings to a pre-tax percentage of earnings based on a graduating scale.  The performance targets provide that Mr. Rubin’s cash bonus increases or decreases as pre-tax earnings increase or decrease, respectively. This provides Mr. Rubin with an incentive to work toward positive earnings performance and directly aligns his interests with those of our shareholders.  In connection with the amendment in 2003, Mr. Rubin agreed to a reduction in the number of stock options he would otherwise have been entitled to receive under his employment agreement. As discussed below, since 2003, Mr. Rubin has received no stock options or other equity awards.

Our Bonus Plan is designed to permit the Company to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000 paid to the Chief Executive Officer and certain other named executive officers under the Bonus Plan.  The earnings formula under the Bonus Plan constitutes a performance goal under Section 162(m) of the Code. The Bonus Plan and the performance targets for the Chief Executive Officer under the Bonus Plan were originally approved by the shareholders of the Company at our 1997 annual general meeting.  The material terms of the pre-established performance goals for the awards under the Bonus Plan must be approved by the shareholders every five years in order for the Company to be eligible to deduct for tax purposes the incentive awards paid under the Bonus Plan.  The Company’s shareholders last approved the terms of the performance goals under the Bonus Plan at the 2008 annual general meeting.

In 2005, the Company and Mr. Rubin entered into an amendment to Mr. Rubin’s employment agreement reducing his employment term from five years to three years. The Compensation Committee determined, and Mr. Rubin agreed, that the term reduction was in the best interests of our shareholders in order to effectively eliminate the tax “gross up” provision that otherwise would have been triggered in the event of a change in control of the Company. By reducing the term of the employment agreement, the amendment also effectively reduced Mr. Rubin’s severance as a result of a termination following a change of control to a limit of 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Code.  For a more detailed discussion of the terms of Mr. Rubin’s employment agreement, see “Executive Compensation - Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Elements of Our Compensation Program for Our Chief Executive Officer

The principal current components of compensation for our Chief Executive Officer are:

•              Base salary;

•              Bonuses, including performance-based incentive bonuses;

•              Perquisites and other personal benefits; and

•              Post-termination benefits, including change of control triggers and benefits.

The Compensation Committee believes that Mr. Rubin currently owns or holds a sufficient amount of equity to provide appropriate long-term incentives.  Mr. Rubin beneficially owns approximately 11.15 percent of the outstanding Common Stock (including his equity awards), which makes him the largest beneficial owner of the Company. The Compensation Committee believes that Mr. Rubin’s significant beneficial ownership, including his equity awards, encourages a long-term focus on sustainable performance and aligns Mr. Rubin’s interests with those of our shareholders.  Mr. Rubin has not received any equity awards pursuant to his employment agreement since 2003 and is not presently eligible to receive grants of stock options under any of the Company’s equity compensation plans, including the Helen of Troy Limited 2008 Stock Incentive Plan (the “2008 Stock Plan”).  Because Mr. Rubin is not eligible to participate in the 2008 Stock Plan, Mr. Rubin’s employment agreement provides that the Company use reasonable efforts to cause the Company’s shareholders to approve additional shares of Common Stock to enable the Company to grant options to Mr. Rubin as described in his employment agreement.  The Compensation Committee will not support any proposal to the shareholders for additional equity grants in the future if it provides guaranteed option awards and if it does not conform to performance guidelines of good pay practices with an emphasis on long term shareholder value.  For more information regarding the 2008 Stock Plan and Mr. Rubin’s option holdings, see “Executive Compensation – Equity Compensation Plan Information” and “Executive Compensation - Outstanding Equity Awards at Fiscal Year-End 2010.”

The Compensation Committee reviews total compensation for the Chief Executive Officer annually and evaluates his performance. Each year, the Compensation Committee also certifies that the amounts of any bonus payments under the Bonus Plan have been accurately determined and that the performance targets approved by the shareholders, and any other material terms previously established by the Compensation Committee were in fact satisfied. The Compensation Committee believes that performance-based cash compensation that is directly related to the profitability of the Company should constitute a substantial portion of our Chief Executive Officer’s total compensation. As a result, the Chief Executive Officer’s base salary has historically represented a comparatively small percentage of the Chief Executive Officer’s total compensation.  In addition, the Chief Executive Officer’s base salary is deducted from his performance-based incentive bonus when computing his total annual cash compensation.

We believe that the compensation program for Mr. Rubin, when coupled with his existing equity ownership in the Company, provides for a proper mix between long and short-term incentives. Historically, Mr. Rubin’s total compensation has been primarily performance-based and tied directly to the profitability of the Company.  Although the annual performance target under the Bonus Plan has historically determined a large portion of Mr. Rubin’s compensation and could be viewed as encouraging a short-term focus at the expense of sustained performance, we believe that several factors mitigate this risk and align his interests with the long-term interests of the Company and our shareholders.  First, as the largest beneficial owner of Common Stock, the Compensation Committee believes that Mr. Rubin has a significant incentive to maintain a long-term focus on sustainable performance.  Second, significant transactions that could influence short term performance, such as acquisitions, are reviewed and approved by the Board of Directors.  Finally, Mr. Rubin shares directly in the risk in any negative impact of underperforming strategic transactions because it reduces his compensation under the performance target of the Bonus Plan.

Base Salary of Our Chief Executive Officer

We provide our named executive officers and other employees with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year. Mr. Rubin’s employment agreement sets his base salary at $600,000 per year. His salary has remained at this level since 1999, with no increases for inflation or cost of living adjustments. The Compensation Committee has not sought to increase Mr. Rubin’s salary because it believes that the majority of our Chief Executive Officer’s compensation should be attributed to the profitability of the Company. The Compensation Committee believes that Mr. Rubin’s base salary is below the median range for Chief Executive Officers of similarly-situated companies.

Performance-Based Incentive Bonuses for Our Chief Executive Officer

The Compensation Committee believes that performance-based awards align our executives’ interests with our annual corporate goals. The Compensation Committee recognizes that Mr. Rubin’s base salary is below the median range for Chief Executive Officers of similarly-situated companies. The Compensation Committee believes, however, that a significant portion of “at risk” compensation at the Chief Executive Officer level is important to the success of the Company and to provide a form of incentive based compensation to Mr. Rubin.

Under the Bonus Plan, Mr. Rubin’s incentive compensation will fluctuate depending on the Company’s financial performance.  Mr. Rubin’s incentive bonus under the Bonus Plan is capped at $15,000,000 in any one fiscal year. During fiscal 2010, Mr. Rubin was entitled to receive an annual cash incentive bonus based upon a graduated percentage ranging from 5 percent to 10 percent of the annual earnings of the Company as defined under the Bonus Plan less his base salary.   For fiscal 2010, annual earnings as computed under the Bonus Plan were $88.1 million.  For more information regarding the Bonus Plan, see “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

In addition to any bonus paid under the Bonus Plan, the Compensation Committee has the authority to recommend to the Board of Directors that a discretionary bonus be awarded to Mr. Rubin. The committee evaluates Mr. Rubin’s performance on an annual basis and reserves such discretionary bonus awards for extraordinary performance or achievement. The Compensation Committee did not recommend a discretionary bonus for the fiscal year ended February 28, 2010.

Perquisites and Other Personal Benefits Provided to Our Chief Executive Officer

The Company provides our Chief Executive Officer with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Company is required to provide most of these benefits pursuant to the terms of Mr. Rubin’s employment agreement. In 2004, the Compensation Committee, with Mr. Rubin’s consent, eliminated the Company’s prior practice of making our corporate aircraft available for personal use by executive officers. The perquisites currently available to Mr. Rubin according to his employment agreement include an automobile and a driver, all expenses of operating, maintaining and insuring the automobile, legal assistance, financial planning and tax return preparation up to $10,000 per year, reimbursement for certain medical care for himself and his wife, disability insurance coverage and certain life insurance coverage.  However, in fiscal 2010, Mr. Rubin received a total of $22,689 in reimbursement for legal fees related to the amendment of his employment agreement to comply with Sections 409A and 457A of the Code.  In fiscal 2010, Mr. Rubin did not request a driver for his automobile or medical care reimbursement.  Additionally, in May 2009, Mr. Rubin’s individual disability insurance policy expired and was not renewed.  The policy was not renewed because Mr. Rubin is age 66 and the policy only provided for payments on disabilities incurred before reaching age 65.  For more information regarding the perquisites provided under Mr. Rubin’s employment agreement, see “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Mr. Rubin’s employment agreement also provides that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under his employment agreement, including certain travel expenses incurred by his spouse, and any taxes incurred by him with respect to these payments. During fiscal 2010, there were no payments that resulted in reimbursable tax expense.

The Company also provides other benefits to Mr. Rubin, such as participation in a 401(k) plan, including matching contributions, group medical, group life and group dental insurance, as well as vacation and paid holidays. These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.

Potential Post-Termination Benefits for our Chief Executive Officer

Change in Control

Mr. Rubin’s employment agreement provides that the Company must make certain payments to him if his employment is terminated as a result of a change in control (as defined in the employment agreement). Under Mr. Rubin’s employment agreement, he will receive the benefits provided under the agreement if his employment is terminated other than for cause (as defined in the agreement) after a change in control or if he elects to terminate his employment within six months after a change in control for good reason (as defined in the employment agreement).  These benefits are more fully described under “Executive Compensation - Employment Contract for Chairman of the Board, Chief Executive Officer and President” and “Executive Compensation – Potential Payments Upon Termination or Change of Control.”

The change in control provisions of Mr. Rubin’s employment agreement are intended to ensure that we will retain the benefit of Mr. Rubin’s services without distraction in the face of a potential change in control and that Mr. Rubin will evaluate potential transactions on an objective basis. The change in control provisions set forth in Mr. Rubin’s employment agreement may not be modified by the Compensation Committee without obtaining Mr. Rubin’s approval.

Severance

The employment agreement of the Chief Executive Officer provides that, if his employment is terminated by the Company without “cause” or if he terminates his employment for “good reason” (as those terms are defined in his employment agreement) or as a result of a “change in control”, then for the three years following any such event, he will be entitled to, among other things,  monthly payments of his base salary and annual bonus payments equal to highest annual bonus paid to him in the preceding three years.   Our Chief Executive Officer will also be entitled to receive certain benefits following a termination of his employment by reason of death or disability.  These benefits are more fully described under “Executive Compensation - Executive Compensation Employment Contract for Chairman of the Board, Chief Executive Officer and President” and “Executive Compensation – Potential Payments upon Termination or Change in Control.” The employment agreement also provides for the immediate vesting of all options granted to Mr. Rubin if his employment is terminated by the Company without “cause,” if he terminates his employment for “good reason,” including in the event of a change of control, or if his employment is terminated for death or disability. As of the end of fiscal 2010, all of Mr. Rubin’s options were fully vested. See “Executive Compensation - Outstanding Equity Awards At Fiscal Year-End 2010.”

The Company’s Compensation Program for Other Named Executive Officers

The Company’s other named executive officers are not party to employment agreements. As a result, their compensation is reviewed and determined by the Compensation Committee on an annual basis. The Compensation Committee may also review a named executive officer’s compensation if that executive officer is promoted or experiences a change in responsibilities.

Our other named executive officers report directly to our Chief Executive Officer who supervises the day to day performance of those officers.   Our Chief Executive Officer annually reviews our executive compensation program (other than for himself) and makes compensation recommendations to the Compensation Committee.  The Compensation Committee strongly considers the recommendations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans that are required to be submitted to the Board.  The Compensation Committee has engaged Equilar in order to gain access to its compensation data base and, in future fiscal years, plans to use the data base in order to assist the Compensation Committee in evaluating compensation trends and market practice for the non-CEO named executive officers.

Elements of Our Compensation Program for Our Other Named Executive Officers

The principal components of compensation for our other named executive officers are:

Base salary;

Bonuses, including performance-based incentive bonuses;

Long-term equity compensation; and

Other personal benefits.

The Company has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews the performance of the Company and the individuals and determines the appropriate level and mix of compensation elements.

Base Salary of Our Other Named Executive Officers

The Company provides our other named executive officers with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year. In setting or increasing base salaries, the Compensation Committee strongly considers the recommendations made by our Chief Executive Officer. In addition, the committee considers each executive’s job responsibilities, qualifications, experience, performance history and length of service with the Company and comparable salaries paid by our competitors.  The Compensation Committee may, in its discretion, increase

the base salary of other named executive officers based on that named executive officer’s performance.   No increase in base salary of either of the other named executive officer was made in fiscal 2010.

Annual Incentive Bonuses for Our Other Named Executive Officers

Performance-based awards are intended to align executives’ interests with our annual corporate goals. Annual incentive bonuses take into account both individual and corporate performance, including the Company’s earnings. While the amount of funds available for distribution as bonuses varies with Company earnings, the actual amount that may be distributed is subjectively determined each year considering recommendations made by our Chief Executive Officer and reviewed by the Compensation Committee.

For fiscal 2010, the annual incentive bonuses awarded to Messrs. Benson and Carson were based on a combination of earnings-per-share (“EPS”) targets and an evaluation conducted following the end of the fiscal year by the Chief Executive Officer based on the executive officer’s individual performance and the financial results and condition of the Company for that fiscal year.  The portion of the bonus based on the Company’s fiscal 2010 EPS provided for a payment of $25,000 if the EPS for fiscal 2010 was $2.25.  This performance objective was communicated to the other named executive officers at the beginning of fiscal 2010.  Because the EPS were $2.32 for fiscal 2010, each of Mr. Benson and Mr. Carson received the full $25,000 bonus.

The remainder of Messrs. Benson’s and Carson’s bonus for fiscal 2010 was determined at the discretion of the Chief Executive Officer following the end of the fiscal year based on the factors discussed above.  No specific weights were applied to any factor.  The target payment for this portion of the bonus was 25 and 20 percent of the base salary for Mr. Benson and Mr. Carson, respectively.  As a result, Mr. Benson was eligible to receive up to $102,500 related to this bonus, and Mr. Carson was eligible to receive up to $50,000.  For fiscal 2010, Mr. Benson received $75,000 (approximately 73.2 percent of his maximum eligible incentive bonus).  Similarly, Mr. Carson received $40,000 (approximately 80.0 percent of his maximum eligible incentive bonus) for fiscal 2010.  The bonus was reviewed and approved by the Compensation Committee.

Although these incentive bonuses are primarily based on individual and corporate performance, in some circumstances the Compensation Committee may provide additional discretionary bonus awards. The Compensation Committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers.  No additional discretionary bonus was given to the other named executive officer for fiscal 2010 other than a holiday bonus equal to two weeks of base salary totaling $15,769 for Mr. Benson and $9,615 for Mr. Carson.

Long-Term Equity Compensation for Our Other Named Executive Officers

The 1998 Stock Option and Restricted Stock Plan expired by its own terms on August 25, 2008.  At the 2008 annual general meeting of shareholders, the Company’s shareholders approved the 2008 Stock Plan, which the Company intends to use to grant equity awards to its named executive officers, other than our Chief Executive Officer, and to key employees. Equity-based compensation and ownership give these individuals a continuing stake in the long-term success of the Company, and the delayed vesting of stock options helps to encourage retention.  The Compensation Committee and the Board of Directors believe that the executive officers and key employees of the Company should be rewarded for earnings performance that may result from their efforts and believe this should be accomplished, in part, by awarding equity compensation to these individuals, which increase their stake in the Company’s long-term success and further align their interests with those of shareholders.  For more information regarding the Company’s long term equity compensation, see “Executive Compensation – Equity Compensation Plan Information.”

At the 2008 annual general meeting of shareholders, the Company’s shareholders also approved the 2008 Employee Stock Purchase Plan (the “2008 ESPP”).  Prior to the approval of the 2008 ESPP, the Company maintained the 1998 Employee Stock Purchase Plan, which terminated by its own terms on July 17, 2008. All employees that own less than five percent of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries are eligible to participate in the 2008 ESPP, including the named executive officers. During fiscal 2010, Thomas J. Benson, one of our named executive officers, participated in the 2008 ESPP.  Under the plan, employees are entitled to purchase shares of the Company’s Common Stock at a discount to market value. The purchase price is 85 percent of the average of the highest and lowest sale prices of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less. As of February 28, 2010, 305,736 shares remain available for issuance under the 2008 ESPP.  For an additional discussion of the material terms of the 2008 ESPP, see “Executive Compensation – Equity Compensation Plan Information - Employee Stock Purchase Plan.”

Other Personal Benefits Provided for Our Other Named Executive Officers

We provide other benefits to the named executive officers, such as participation in a 401(k) plan, including matching contributions, group medical, group life and group dental insurance, as well as vacation and paid holidays. These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.

Option Grant Practices

Grants of stock options are made without regard to anticipated earnings or other material announcements by the Company. Under the 2008 Stock Plan, the exercise price of stock options granted under the plan may not be less than the closing price of our common shares on NASDAQ on the date of the grant. The vesting period of options for other named executive officers has historically been over a five year period at the graduated rate per year of 10, 15, 20, 25 and 30 percent. The Compensation Committee believes that these vesting terms encourage retention of our executive officers. The Compensation Committee may, however, adjust the vesting of options as it deems necessary under the circumstances. Our Board of Directors normally determines any annual grants of stock options to other named executive officers and employees on the first business day following the public announcement of the fiscal year-end financial results.

Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its principal executive officer and each of its other three most highly paid executive officers other than the Chief Financial Officer.  There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. Annual cash incentive compensation and stock option awards are generally forms of performance-based compensation that meet those requirements and, as such, are fully deductible.

Grants of stock options to our named executive officers under our 2008 Plan are intended to comply with Section 162(m) for treatment as performance-based compensation. Therefore, we expect to deduct compensation of our named executive officers related to compensation under each of these plans.

The incentive cash bonus payments to our Chief Executive Officer under the Bonus Plan are designed to comply with Section 162(m) for treatment as performance based compensation.  Section 162(m) allows companies to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000.  The material terms of the pre-established performance goals for the awards under the Bonus Plan must be approved by the shareholders every five years in order for the Company to be eligible to deduct for tax purposes the incentive awards paid under the Bonus Plan.  The Company’s shareholders last approved the terms of the performance goals under the Bonus Plan at the 2008 annual general meeting.

The Compensation Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements. However, the Compensation Committee retains discretion to establish executive compensation arrangements that it believes are consistent with the principles described earlier and in the best interests of our Company and its shareholders, even if those arrangements may not be fully deductible under Section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth the summary of compensation earned during fiscal 2008 through fiscal 2010 by the Company’s Chief Executive Officer, Chief Financial Officer and one other executive officer whose total compensation exceeded $100,000 and who was serving as the executive officer at the end of the fiscal 2010 (such persons referred to collectively, as the “named executive officers”).

Summary Compensation Table

				Option	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Total
Name and principal position	Year	($)	($)(1)	($)(2)	($)(3)	($)
Gerald J. Rubin	2010	600,000	8,213,019	-	92,730	8,905,749
Chairman, Chief Executive	2009	600,000	-	-	87,160	687,160
Officer, and President	2008	600,000	5,054,234	-	68,409	5,722,643

Thomas J. Benson	2010	410,000	115,769	38,250	1,242	565,261
Senior Vice President	2009	410,000	1,500	47,070	8,142	466,712
and Chief Financial Officer	2008	386,250	54,300	75,735	8,038	524,323

Vincent D. Carson	2010	250,000	74,615	38,250	882	363,747
Vice President and	2009	250,000	1,500	70,605	7,710	329,815
General Counsel	2008	236,917	30,500	-	7,444	274,861

__________

(1)  Mr. Rubin’s bonuses were calculated and awarded pursuant to the Company’s 1997 Cash Bonus Performance Plan, as amended.

(2)   These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, as required under new rules promulgated during the past year by the SEC.   Amounts previously reported in fiscal 2009 and 2008 have been restated above in order to conform with the current year’s presentation.  Further information regarding the awards is included in “Outstanding Equity Awards at Fiscal Year-End 2010” and “Equity Compensation Plan Information.”  Assumptions used in the calculation of the grant date fair value of these options are discussed in Note (14) to the Company’s audited financial statements for the fiscal year ended February 28, 2010, included in the Company’s Annual Report on Form 10-K for the year then ended, filed with the SEC on May 13, 2010.

(3)   This column reports all other compensation for the covered fiscal year that the Company could not properly report in any other column of the Summary Compensation Table.  Details regarding the amounts in this column for fiscal 2010 are provided in the table entitled “All Other Compensation for Fiscal Year 2010” set forth below.

In fiscal 2010, the following compensation was paid to our named executive officers, which comprises “All Other Compensation”:

All Other Compensation for Fiscal Year 2010

				Life
	Group Life	Auto	Legal	Insurance
	Insurance	Lease	Fees	Benefit	Total
Name	($)	($)	($)	($)(1)	($)
Gerald J. Rubin	6,858	18,702	22,689	44,481	92,730

Thomas J. Benson	1,242	-	-	-	1,242

Vincent D. Carson	882	-	-	-	882

__________

(1)   Includes amounts attributable to the economic benefit received for executive and survivorship life insurance policies.  The economic benefit of such policies totaled $44,481 in fiscal 2010.  For fiscal 2010, the Board of Directors directed that premium payments in the total amount of $355,542 be made towards the next year’s premiums.

In fiscal 2010, the following share-based compensation was awarded to the named executive officers:

Plan-Based Awards

All Other
		Option Awards;		Grant Date
		Number of	Exercise or	Fair Value
		Securities	Base Price	of Stock
		Underlying	of Option	and Option
		Options	Awards	Awards
Name	Grant Date	(#)	($/Sh)	($) (1)
Thomas J. Benson	5/15/2009	5,000	18.80	38,250

Vincent D. Carson	5/15/2009	5,000	18.80	38,250

_________

(1)   Mr. Benson’s and Mr. Carson’s options were granted under the 2008 Stock Plan with original vesting terms over a five year period at the graduated rate per year of 10, 15, 20, 25 and 30 percent.  The amount shown under “Grant Date Fair Value of Stock and Option Awards ($)” is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, as required under new rules promulgated during the past year by the SEC.  Assumptions used in the calculation of the grant date fair value of these options are discussed in Note (14) to the Company’s audited financial statements for the fiscal year ended February 28, 2010, which are included in the Company’s Annual Report on Form 10-K for the year then ended, filed with the SEC on May 13, 2010.

The following table sets forth certain information with respect to outstanding equity awards at February 28, 2010 with respect to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexerciseable		($)	Date (1)
Gerald J. Rubin (2)	250,000	-		13.03	5/31/12
	250,000	-		11.84	8/31/12
	250,000	-		10.08	11/30/12
	250,000	-		13.13	2/28/13
	250,000	-		14.94	5/31/13
	250,000	-		21.47	8/31/13
	125,000	-		22.81	11/30/13
Thomas J. Benson	56,883	-		21.21	8/22/13
	5,250	2,250	(3)	18.00	11/25/15
	1,875	5,625	(3)	26.14	5/15/17
	500	4,500	(3)	22.46	8/19/18
	-	5,000	(3)	18.80	5/15/19
Vincent D. Carson	10,000	-		10.71	11/1/11
	5,000	-		14.02	11/1/12
	5,000	-		23.38	12/1/13
	2,800	1,200	(4)	18.00	11/25/15
	750	6,750	(4)	22.46	8/19/18
		5,000	(4)	18.80	5/15/19

__________

(1)   All options listed in this table have a ten year term from the date of grant.

(2)   Mr. Rubin’s stock options are 100 percent vested.

(3)   Mr. Benson’s options were granted with original vesting terms over a five year period at the graduated rate per year of 10, 15, 20, 25 and 30 percent.

(4)   Mr. Carson’s options were granted with original vesting terms over a five year period at the graduated rate per year of 10, 15, 20, 25 and 30 percent.

The following table provides information on all exercises of stock options by our named executive officers during fiscal 2010:

Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gerald J. Rubin	2,000,000	18,906,475

EMPLOYMENT CONTRACT FOR CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER AND PRESIDENT

Mr. Rubin’s compensation is governed by an employment agreement, which was entered into in 1999, and his participation in the Bonus Plan.  Because the Bonus Plan and the employment agreement dictate the terms of Mr. Rubin’s compensation, the Compensation Committee’s decisions regarding his compensation, other than any discretionary compensation, are limited by the terms of the agreement and the plan.

Mr. Rubin serves as the Company’s Chief Executive Officer pursuant to his employment agreement which provides for an annual base salary of $600,000.  Mr. Rubin is eligible to receive an annual cash bonus payable in accordance with the Bonus Plan. The term of Mr. Rubin’s employment agreement is three years and automatically renews daily for a three year term.

The annual cash bonus under the Bonus Plan to Mr. Rubin is payable based on the earnings achieved by the Company in any applicable fiscal year according to the following scale:

Amount Of Bonus Payable	Amount Of Earnings Achieved By
As A Percent Of Earnings	The Company In The Applicable Fiscal Year
5%	$	- 0 -	to	$30,000,000
6%		$30,000,001	to	$40,000,000
7%		$40,000,001	to	$50,000,000
8%		$50,000,001	to	$60,000,000
9%		$60,000,001	to	$70,000,000
10%		$70,000,001	or more

For the purposes of the bonus calculation, “earnings” means the sum of the consolidated earnings from continuing operations before giving effect to Mr. Rubin’s bonus and all income taxes of the Company and its subsidiaries, minus extraordinary income, plus extraordinary expenses, minus capital gains, and plus capital losses. All components of the calculation are required to be determined in accordance with accounting principles generally accepted in the United States. The base salary paid to Mr. Rubin in the fiscal year then reduces the amount of the incentive bonus calculated above. Mr. Rubin’s incentive bonus for any fiscal year cannot exceed $15,000,000.  For fiscal 2010, Mr. Rubin received an annual cash bonus of $8,213,019.

Shareholder approval of the material terms of the Bonus Plan permits the Company to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000 paid to the Chief Executive Officer and certain other named executive officers under the Bonus Plan. The material terms of the pre-established performance goals for the awards under the Bonus Plan must be approved by the shareholders every five years in order to permit the Company to continue to deduct fully for tax purposes the incentive awards paid under the Bonus Plan.  At the Company’s 2008 annual general meeting of shareholders in August 2008, the Company’s shareholders approved the terms of the performance goals under the Bonus Plan.  The Company’s shareholders also approved amendments to the Bonus Plan to correct certain clerical errors and to clarify the timing of payments under the Bonus Plan in compliance with the requirements of Section 409A of the Code.  In December 2008, the Company’s Compensation Committee approved and the Company and Mr. Rubin executed an amendment to Mr. Rubin’s employment agreement, effective as of December 30, 2008.  The intent of the amendment was to make the provisions of Mr. Rubin’s employment agreement comply with the applicable requirements of Sections 409A and 457A of the Code.

Mr. Rubin has not received any equity awards pursuant to his employment agreement since 2003 and is not presently eligible to receive grants of stock options under any of the Company’s equity compensation plans, including the 2008 Stock Plan.  While the terms of his employment agreement state that Mr. Rubin is entitled to receive immediately vested options to purchase 125,000 shares of Common Stock on the last business day of each of the Company’s fiscal quarters (or options to purchase a total of 500,000 shares of Common Stock each year), no such options are required to be granted if there is insufficient availability for such grants under the Company’s equity compensation plans.   Mr. Rubin is not eligible to participate in the 2008 Stock Plan; consequently, he is not presently entitled to receive options under his employment agreement.  Mr. Rubin’s employment agreement provides that the Company use reasonable efforts to cause the Company’s shareholders to approve additional shares of Common Stock to enable the Company to grant options to Mr. Rubin as described in his employment agreement.  The Compensation Committee will not support any proposal to the shareholders for additional equity grants in the future if it provides guaranteed option awards and if it does not conform to performance guidelines of good pay practices with an emphasis on long-term shareholder value.

The Company provides Mr. Rubin with certain perquisites and other personal benefits. The Company is required to provide most of these benefits pursuant to the terms of Mr. Rubin’s employment agreement. The perquisites provided to Mr. Rubin according to his employment agreement include the following:

•      Automobile. The Company provides Mr. Rubin with an automobile. All expenses of operating, maintaining, and insuring the automobile are paid by the Company. Mr. Rubin is also entitled to have a driver at the Company’s expense, but in fiscal 2010 he did not request this perquisite.

•      Legal Assistance, Financial Planning, and Tax Return Preparation. The Company has agreed to pay for, or reimburse Mr. Rubin for, up to $10,000 per year for expenses incurred in connection with his obtaining routine legal assistance, financial planning and tax return preparation. In fiscal 2010, with approval from the Board of Directors, Mr. Rubin was reimbursed for a total of $22,689 in personal legal fees incurred in connection with amendments made to his employment agreement to comply with new requirements in Sections 409A and 457A of the Code.

•      Medical Care Reimbursement. Mr. Rubin is entitled to reimbursement for medical care for himself and his wife, to the extent those expenses are not reimbursed by insurance. In fiscal 2010, Mr. Rubin did not request this perquisite.

•      Disability Insurance. The Company has historically provided Mr. Rubin with an individual disability insurance policy that provided for benefits through age 65.  In May 2009, this policy expired.  Since Mr. Rubin reached age 65 during fiscal 2009, the Company no longer provides supplemental disability insurance.  Mr. Rubin is also covered by our group disability insurance policy, which is generally available to all our employees.

•      Life Insurance. Prior to fiscal 2002, the Company paid premiums on an executive universal life insurance policy on the life of Mr. Rubin in the initial insured amount of $5,000,000. In June 2000, the Company and Mr. Rubin entered into a split-dollar agreement, pursuant to which the Company is entitled to reimbursement for all premiums it has paid on the policy out of any death benefits paid on the life of Mr. Rubin. No premiums have been paid on the policy since fiscal 2002. As of February 28, 2010, the total aggregate death benefit under the policy was $5,197,126, the aggregate cash surrender value of the policy was $197,126, and the aggregate premiums paid by the Company since inception of the policy was $922,774.

Prior to July 2003, the Company also had paid premiums for survivorship life insurance policies on the lives of Mr. and Mrs. Rubin in the initial aggregate insured amount of $29,000,000. The Company and a trust established for the benefit of Mr. and Mrs. Rubin, which was the owner of the life insurance policies (the “Trust”), entered into a split-dollar insurance agreement in March 1994 whereby the Trust agreed to repay the Company all of the premiums paid under the policies from the proceeds of the policies. The Trust owned the policies and collaterally assigned the proceeds from these policies as collateral for the obligation to repay the aggregate premiums paid by the Company under these policies. In July 2003, the Trust and the Company entered into a split-dollar life insurance agreement under which the Trust transferred ownership of the policies to the Company. Upon the death of the second to die of Mr. and Mrs. Rubin, the Company will receive the cash surrender value of the policies, and the Trust will receive the balance of the proceeds. The Company will also be entitled to the cash surrender value of the policies if the policies are cancelled. The Board of Directors decides annually whether to pay annual premiums on the policies.  During fiscal 2010, the Board of Directors decided to make payments of $355,542 toward the next year’s premiums. As of February 28, 2010, the total aggregate death benefit of the policies was $33,411,726, the aggregate cash surrender value of the policies was $7,662,307, and the aggregate premiums paid by the Company since inception of the policies was $5,882,586.

The Company also provides other benefits to Mr. Rubin, such as a 401(k) plan (including matching contributions), group medical, group life and group dental insurance, as well as vacation and paid holidays. These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.

Mr. Rubin’s employment agreement provides that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under his employment agreement, including travel expenses incurred by his spouse if she travels with him while he performs his obligations under the employment agreement.  Under the employment agreement, the Company will also reimburse Mr. Rubin for any taxes incurred by him with respect to these payments.

If Mr. Rubin’s employment with the Company is terminated by an occurrence other than death, disability, voluntary termination or for cause, he will receive the following:

•                  payments, each in an amount equal to his monthly rate of basic compensation, that would otherwise have been payable to him if he had continued in the employ of the Company until the employment contract would have expired but for said occurrence; and

•                  payments, payable annually after the close of each of the next three fiscal years of the Company, each in an amount equal to the highest annual incentive compensation and bonus award made to Mr. Rubin with respect to the Company’s most recent three fiscal years ending prior to the date of termination.

If any of these payments are payable during the six month period following Mr. Rubin’s separation from service then that amount will be paid in a single lump sum payment on the earlier to occur of Mr. Rubin’s death or the first day of the seventh month following Mr. Rubin’s separation from service.

Under Mr. Rubin’s employment agreement, if Mr. Rubin’s employment is terminated by an occurrence other than by death, disability, voluntary termination or cause, Mr. Rubin will also receive: (1) all amounts earned, accrued or owing but not yet paid to him, (2) immediate vesting of all options granted to him, (3) removal of all restrictions on restricted stock awarded to him and immediate vesting of the rights to such stock, if any, (4) medical benefits for him and his wife for life and (5) paid premiums of his life insurance policies, as required under his employment agreement.  At June 25, 2010, Mr. Rubin did not own any restricted stock or options that were not already vested. Mr. Rubin will also continue to participate in all employee benefits plans, programs or arrangements available to Company executives in which he was participating on the date of termination until the date the employment agreement would have expired but for said occurrence or, if earlier, until he receives equivalent benefits and coverage by another employer.

Under the terms of Mr. Rubin’s employment agreement, Mr. Rubin may elect to terminate his employment for good reason (as defined in the employment agreement) within six months of a change of control (as defined in the employment agreement).  In the event that Mr. Rubin elects to terminate his employment in that circumstance, he will be entitled to receive the same payments as he would have been entitled to receive had his employment terminated by an occurrence other than by death, disability, voluntary termination or cause in accordance with the same payment terms.  In no event will these severance payments to Mr. Rubin exceed 2.99 times his base amount, as defined in Section 280G of the Code.

EQUITY COMPENSATION PLAN INFORMATION

1998 Stock Option and Restricted Stock Plan

The 1998 Stock Option and Restricted Stock Plan (the “1998 Plan”) was approved by the Company’s shareholders at the 1998 annual general meeting.  The purpose of the 1998 Plan is (1) to offer selected employees of the Company or its subsidiaries an equity ownership interest in the financial success of the Company, (2) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility and (3) to encourage equity participation in the Company by eligible participants.  The Compensation Committee and the Board of Directors believe that the executive officers and key employees of the Company should be rewarded for earnings performance that may result from their efforts and believes this is best accomplished by awarding equity compensation to these individuals.  Since August 2005, Mr. Rubin has not been eligible to receive grants under the 1998 Plan and since 2003 he has not received any grants of equity awards under the 1998 Plan. The 1998 Plan expired by its own terms on August 25, 2008.

The Compensation Committee administers the 1998 Plan. Under the 1998 Plan, the Compensation Committee could grant incentive stock options, non-qualified options and restricted stock to our named executive officers, other than our Chief Executive Officer, and to other employees.  The number and the nature of equity awards granted to each eligible employee were determined on a discretionary rather than formula basis by the Compensation Committee with the recommendation of the Chief Executive Officer.  The exercise price for any option granted under the 1998 Plan was at a price that the committee may determine, but could not be less than the average of the highest and lowest sale price of our Common Stock on NASDAQ on the date of the grant.  Any award granted under the 1998 Plan is exercisable or vests at such times, under such conditions and in such amounts and during such period or periods as the Compensation Committee determines on the date the award is granted.

During fiscal 2009, stock option grants for 250,000 shares of Common Stock at an average exercise price of $22.46 per share were awarded to employees under the 1998 Plan. Recipients of stock option awards may exercise their options at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient’s life.  Awards granted under the plan were evidenced by either an agreement that was signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient.

According to the terms of the 1998 Plan, any unvested options immediately vest upon death, disability or a change in control (as defined in the 1998 Plan) of the Company. In addition, if a participant’s employment with the Company is terminated, any exercisable options held by that employee may be exercised for a period of:

•                                          for both incentive stock options (“ISO’s”) and nonstatutory options (“NSO’s”), up to twelve months if the termination of employment was due to the employee’s death or disability;

•                                          for ISO’s, up to ninety days, where the employee is terminated without cause;

•                                          for NSO’s, up to six months, where the employee is terminated without cause; or

•                                          up to thirty days, if the termination of employment was for any other reason.

The 1998 Plan requires participants to comply with specified confidentiality and non-competition provisions.  If the participant violates these provisions, then the participant may be required to forfeit his or her rights and benefits under the 1998 Plan, return to the Company any unexercised options, forfeit the rights under any awards of restricted stock and return any shares held by the participant received upon exercise of any option or the lapse of restrictions relating to restricted stock.

2008 Stock Plan

The Company’s shareholders approved the 2008 Stock Plan at the 2008 annual general meeting of shareholders. The purpose of the 2008 Stock Plan is to (1) aid the Company and its subsidiaries and affiliates in attracting, securing and retaining employees of outstanding ability, (2) attract consultants to provide services to the Company and its subsidiaries and affiliates, as needed, and (3) motivate such persons to exert their best efforts on behalf of the Company and its subsidiaries and its affiliates by providing incentives through the granting of awards.

The 2008 Stock Plan is administered by the Compensation Committee of the Board of Directors.  The 2008 Stock Plan permits the granting of stock options, including ISO’s and NSO’s, unrestricted shares of Common Stock, stock appreciation rights (“SAR’s”), restricted stock, restricted stock units and other stock-based awards.  Currently, the maximum number of shares reserved for issuance under the 2008 Stock Plan is 750,000 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 250,000 shares. As of June 25, 2010, options to purchase 479,700 shares remain available for future issue under the 2008 Stock Plan.  The plan will expire by its terms on August 19, 2018. The 2008 Stock Plan provides that if the Chief Executive Officer of the Company is a member of the Board of Directors, the Board of Directors may, upon recommendation of the Compensation Committee, authorize him or her to grant awards of up to an aggregate of 350,000 shares of Common Stock to employees other than the Chief Executive Officer (subject to adjustment in certain circumstances), provided that any such grants will be subject to the terms and conditions of the Board authorization and that the Chief Executive Officer must notify the Compensation Committee of any such grants.

Currently, employees of the Company, its subsidiaries and affiliates (excluding Gerald J. Rubin, the Company’s Chairman of the Board, Chief Executive Officer and President) and consultants to the Company and its subsidiaries, are eligible to participate in the 2008 Stock Plan.  As of June 25, 2010, the Company, its subsidiaries and affiliates, had approximately 890 employees that are eligible to receive awards under the 2008 Stock Plan, and approximately 160 have received awards.

The 2008 Stock Plan provides that the option price pursuant to which Common Stock may be purchased will be determined by the Compensation Committee, but will not be less than the fair market value of the Common Stock on the date the option is granted.  No option granted under the 2008 Stock Plan will be exercisable more than ten years after the date of grant. If a participant’s service terminates by reason of death or disability (as defined in the 2008 Stock Plan), to the extent the participant was entitled to exercise the option on the date of death or disability, the option may be exercised within one year after the date of death or disability. If a participant’s service with the Company terminates for any reason (other than death or disability), each option then held by the participant may be exercised within ninety days after the date of such termination, but only to the extent such option was exercisable at the time of termination of service. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.

The 2008 Stock Plan also provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the 2008 Stock Plan. The vesting of a restricted stock award or restricted stock unit granted under the 2008 Stock Plan may be conditioned upon the completion of a specified period of employment with the Company or a subsidiary, upon attainment of specified performance goals, and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or restricted stock units vested at the time of such termination of service. The participant’s unvested restricted stock and restricted stock units will be forfeited. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.

The terms and conditions of other stock-based awards will be determined by the Compensation Committee. Other stock-based awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are rights to receive amounts denominated in cash or shares of Common Stock, based on the Company’s or a participant’s performance between the date of grant and a pre-established future date. The 2008 Stock Plan provides that the maximum amount of a performance-based award to any Covered Employee (as defined in the 2008 Stock Plan) for any fiscal year of the Company will be $1,000,000.

In the event of a Change of Control (as defined in the 2008 Stock Plan), (i) the participating employees will have the right to exercise or settle from and after the date of the Change of Control any option, SAR or restricted stock unit held by such participating employee in whole or in part, notwithstanding that such option, SAR or restricted stock unit may not be fully exercisable or vested, and (ii) any and all restrictions on any participating employee’s other stock-based award will lapse and such stock will immediately vest in the participating employee, notwithstanding that the other stock-based award was unvested.

Employee Stock Purchase Plans

At the 2008 annual general meeting, the shareholders approved the Helen of Troy Limited 2008 Employee Stock Purchase Plan (the “2008 ESPP”) and reserved 350,000 shares of Common Stock for issuance under the plan.  It is the intention of the Company that the 2008 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

The purpose of the 2008 ESPP is to provide employees of the Company or its subsidiaries designated by the Board of Directors or the Committee (defined below) (“Designated Subsidiaries”) as eligible to participate in the 2008 ESPP an opportunity to purchase shares of Common Stock and thereby have an additional incentive to contribute to the prosperity of the Company. The aggregate number of shares of Common Stock that may be sold pursuant to all offerings of the Company’s Common Stock under the 2008 ESPP will not exceed 350,000 shares, as adjusted for any recapitalization or reorganization of the Company as set forth in the 2008 ESPP.  The 2008 ESPP provides that eligible full-time employees of the Company or its Designated Subsidiaries may purchase shares of Common Stock with payroll deductions accumulated on behalf of such employees.  Employees may authorize payroll deductions of up to 15 percent of their compensation, which is accumulated over an option period and then used to purchase Common Stock.  Option periods end in February and August of each fiscal year.   The purchase price is 85 percent of the closing sale price of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less.  Employees may suspend or discontinue their participation in the plan at any time.

At June 25, 2010, the Company had approximately 625 full-time employees eligible to participate in the 2008 ESPP and approximately 104 employees have participated or have elected to participate in the plan.

The following table summarizes certain equity compensation plan information as of February 28, 2010:

Equity Compensation Plan Information

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants, and rights	warrants, and rights	the first column) (1)
Equity compensation plans approved by security holders	2,898,776	$ 18.13	938,936

__________

(1)          Includes 305,736 shares authorized and available for issuance in connection with the 2008 ESPP, 466,200 shares authorized and available for issuance under the 2008 Stock Plan and 167,000 shares authorized and available for issuance under 2008 Directors’ Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes certain compensation that would be paid under Mr. Rubin’s employment agreement in the event of a termination of his employment with the Company and/or change in control of the Company. The amounts shown in the table below assume that such a termination of employment and/or change in control occurred on February 28, 2010 and thus includes amounts earned through such date and are estimates of the amounts that would be paid out to Mr. Rubin upon his termination and/or a change in control (based upon his compensation and service levels as of such date).  The actual amounts to be paid out can only be determined at the time of a change in control and/or termination of employment with the Company.  For further information regarding the terms of Mr. Rubin’s employment agreement, see “Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Chief Executive Officer - Gerald J. Rubin

Triggering Event	Compensation Component	How Paid	Payout($)
Death	• Any accrued payroll to date of death (1)	Lump Sum	-
	• Any accrued incentive compensation prorated to date of death (2)	Lump Sum	8,213,019
	• Medical benefits for Mr. Rubin’s Spouse for her life (3)	Over Time	268,512

	Total		8,481,531
Disability (8)	• Any accrued payroll to date of termination (1)	Lump Sum	-
	• Any accrued incentive compensation prorated to date of termination (2)	Lump Sum	8,213,019
	• Company payment of premiums on $5,000,000 life insurance policy (4)	Over Time	527,783
	• Medical benefits for Mr. Rubin and his spouse for life (5)	Over Time	474,399
	• Continued participation in employee benefit plans in which Mr. Rubin
	was participating through the end of the fiscal year of termination (6)	Over Time	4,615

	Total		9,219,816
Termination With Cause (8)	• Any accrued payroll to date of termination (1)	Lump Sum	-
	• Any accrued incentive compensation prorated to date of termination (2)	Lump Sum	8,213,019

	Total		8,213,019
Voluntary Termination	• Any accrued payroll to date of termination (1)	Lump Sum	-
	• Any accrued incentive compensation prorated to date of termination (2)	Lump Sum	8,213,019
	• Medical benefits for Mr. Rubin and his spouse for life (5)	Over Time	474,399

	Total		8,687,418
Change in Control, Termination	• Three years of annual base salary	Over Time	1,800,000
Without Cause by the Company	• Three years of annual incentive compensation and cash bonuses,
or For Good Reason by	as computed per existing agreement, in an amount equal to the
Mr. Rubin (8)	highest annual incentive compensation and cash bonus paid
	in the latest three fiscal years prior to termination.	Over Time	24,639,057
	• Any accrued payroll to date of termination (1)	Lump Sum	-
	• Any accrued incentive compensation prorated to date of termination (2)	Lump Sum	8,213,019
	• Company payment of premiums on $5,000,000 life insurance policy (4)	Over Time	527,783
	• Medical benefits for Mr. Rubin and his spouse for life (5)	Over Time	474,399
	• Continued participation in employee benefit plans in which Mr. Rubin
	was participating through the earlier of three years from the date of
	termination, or on the date he receives equivalent benefits under
	similar plans provided by a subsequent employer (7)	Over Time	38,077

	Total		35,692,335

__________

(1)          Accrued wages due were estimated using actual amounts that would have been payable had termination occurred at February 28, 2010.

(2)          Accrued incentive compensation due used actual amounts that would have been payable had termination occurred at February 28, 2010.   The amount due is the annual cash bonus earned for fiscal 2010, which was paid in May 2010.

(3)          Medical benefits for Mr. Rubin’s wife were estimated using the actuarial present value of the accumulated cost of medical insurance premiums plus an estimate of expenses not covered by insurance (estimated as the projected value of deductibles and insurance co-payments the insured would normally be responsible for).  Key assumptions used in this computation were:

•                  Current annual premium cost (one individual) – $4,850

•                  Additional medical payments not covered by insurance, including deductibles and co-payments – $4,000

•                  Expected annual medical insurance cost inflation – 8.0 percent

•                  Mortality of the executive’s wife – 20.0 years from the date of termination

•                  Risk free discount rate – 3.9 percent

(4)          Life insurance benefits were estimated using the present value of the accumulated cost of the insurance premiums payable under the policy.  Key assumptions used in this computation were:

•                  Annual fixed premium cost – $43,431

•                  Expected number of years of insurance premium payments – 16.3 years from date of termination

•                  Risk free discount rate – 3.9 percent

(5)          Medical benefits for Mr. Rubin and his wife were estimated using the actuarial present value of the accumulated cost of medical insurance premiums plus an estimate of expenses not covered by insurance (estimated as the projected value of deductibles and insurance co-payments the insured would normally be responsible for).  Key assumptions used in this computation were:

•                  Current annual premium cost (two individuals) – $9,850

•                  Current annual premium cost (one individual) – $4,850

•                  Expected annual medical insurance cost inflation – 8.0 percent

•                  Additional medical payments for each individual which

was not covered by insurance, including deductibles - $4,000

•                  Mortality of the executive – 16.3 years from the date of termination

•                  Mortality of the executive’s wife – 20.0 years from the date of termination

•                  Risk free discount rate – 3.9 percent

(6)          Includes the current pre-tax benefit afforded by participation in the Company’s benefits for 401(k) employer matching contributions.  In the case of disability assumed to occur at fiscal year-end, two months of matching contributions would be due.

(7)          Includes the current after tax benefit afforded by participation in the Company’s benefits for 401(k) employer matching contributions.  The amounts were computed as the undiscounted after tax value of the continuing cash outlay required by the Company, assuming the benefits would be received for the full three year commitment.

(8)          The terms “Disability,” “Cause,” “Good Reason,” and “Change in Control,” have the same meanings as defined in Mr. Rubin’s employment agreement and its associated amendments.

Other Named Executive Officers

The Company does not have any formal employment or severance agreements with these other named executive officers.  In the event of their termination, the payment of any severance would be at the discretion of the Company, based upon the facts and circumstances at that time.

Stock options granted to the other named executive officers are subject to the terms of the 1998 Plan for grants issued before August 25, 2008 and the 2008 Stock Plan which governs grants made after August 25, 2008.  Under both plans, any unvested options immediately vest upon a change in control of the Company (as defined under each plan). In addition, if an option holder’s employment with the Company is terminated due to his death or disability, all of his options will immediately vest and will remain exercisable for one year after such termination.  If an option holder’s employment is terminated voluntarily or with cause, all of his options that are exercisable as of the date of termination will remain exercisable for thirty days for the 1998 Plan and ninety days for the 2008 Stock Plan.  Under the 1998 Plan, if an option holder’s employment is terminated without cause, all of his options that are exercisable as of the date of termination will remain exercisable for ninety days, if ISOs, or six months, if  NSOs.  Under the 2008 Stock Plan, if an option holder’s employment is terminated without cause, all of his options that are exercisable as of the date of termination will remain exercisable for ninety days, regardless of whether ISOs or NSOs.

If the Company experienced a change in control on February 28, 2010, Mr. Benson and Mr. Carson would receive benefits totaling approximately $48,427 and $45,797, respectively, by reason of the immediate vesting of their options, given that the exercise prices of certain of their unvested options exceeded the market price per share of the Company’s common stock on February 28, 2010 of $24.17.  The Company does not have any formal employment or severance agreements with these other named executive officers.  In the event of their termination, the payment of any severance would be at the discretion of the Company, based upon the facts and circumstances at that time.

COMPENSATION RISKS

The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company.  The Company’s management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.

The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, the Company’s compensation programs are designed to provide the following elements: elements that reward short-term and long-term performance; for our executive officers, incentive compensation that rewards performance based on individual and/or Company performance; incentive or equity compensation awards that vest over time; and compensation with fixed and variable components, so that executive officers and key employees have both competitive remuneration to encourage retention and opportunities to earn more by successfully executing our business strategy.

The Company believes that its compensation program for the Chief Executive Officer does not encourage excessive risk taking because, when coupled with his existing equity ownership in the Company, there is a proper mix between long and short-term incentives.  Mr. Rubin’s total compensation is primarily performance-based and tied directly to the profitability of the Company.  Specifically, Mr. Rubin is eligible to receive an annual cash bonus payable in accordance with the Bonus Plan, based on the Company’s earnings as defined by the plan.  Additionally, the Company believes that Mr. Rubin currently owns or holds a sufficient amount of equity to provide long-term incentives.  Mr. Rubin beneficially owns approximately 11.15 percent of the outstanding Common Stock, which makes him the largest beneficial owner of the Company. The Company believes that Mr. Rubin’s significant beneficial ownership, including past option awards continued to be held by Mr. Rubin, encourages long-term focus on sustainable performance and further aligns Mr. Rubin’s interests with those of our shareholders.

Although the annual performance target under the Bonus Plan has historically determined a large portion of Mr. Rubin’s compensation and could be viewed as encouraging a short-term focus at the expense of sustained performance, the Company believes that several factors mitigate this risk and align his interests with the long-term interests of the Company and our shareholders.  First, as the largest beneficial owner of Common Stock, the Company believes that Mr. Rubin has a significant incentive to maintain a long-term focus on sustainable performance.  Second, significant transactions that could influence short-term performance, such as acquisitions, are reviewed and approved by the Board of Directors.  Finally, Mr. Rubin shares directly in the risk in any negative impact of underperforming strategic transactions because it reduces his compensation under the performance target of the Bonus Plan.

Overall, the Company concluded that no risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

CERTAIN RELATIONSHIPS - RELATED PERSON TRANSACTIONS

Procedures for the Approval of Related Person Transactions

The Audit Committee Charter provides that the Audit Committee has the authority to establish, and communicate to the full board and management, policies that restrict the Company and its affiliates from entering into related person transactions without the Audit Committee’s prior review and approval. In accordance with these policies, the Audit Committee on a timely basis reviews and, if appropriate, approves all related person transactions.

At any time in which an executive officer, Director or nominee for Director becomes aware of any contemplated or existing transaction that, in that person’s judgment may be a related person transaction, the executive officer, Director or nominee for Director is expected to notify the Chairman of the Audit Committee of the transaction.  Generally, the Chairman of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related person transaction requiring approval by the Audit Committee.  If the transaction is considered to be a related person transaction, then the Audit Committee will review the transaction at its next scheduled meeting or at a special meeting of the committee.

Related Person Transactions

Byron H. Rubin, a member of the Company’s Board of Directors, earns insurance agent’s commissions paid by certain of our insurers directly to him in connection with certain life insurance policies. During fiscal 2010, he received commissions of approximately $32,722 from policies sold to the Company.  In addition, effective January 1, 2010, Mr. Rubin entered into a verbal consulting agreement with the Company to provide consulting advice and other administrative services related to the Company’s employee benefit plans.  Under the agreement, Mr. Rubin will receive $60,000 per year, paid in equal monthly installments; provided that the fee will be reviewed and appropriately modified if the scope of services or other circumstances change.  During fiscal 2010, Mr. Rubin received $10,000 under this new agreement.  This agreement has a three year term.  These transactions have been reviewed, approved and ratified by the Company’s Audit Committee and approved by the Company’s Board of Directors.  Prior to its review and approval of the consulting agreement with Mr. Rubin, the Company’s Audit Committee received and reviewed proposals from two independent employee benefit consultants.  The Audit Committee determined that Mr. Rubin’s proposal matched the lowest bid provided to the Company.

Gerald J. Rubin is also a beneficiary of certain split-dollar life insurance policies.  For additional information, see “Employment Contract for Chairman of the Board, Chief Executive Officer and President – Life Insurance.”

REPORT OF THE AUDIT COMMITTEE

Composition.     The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of three Directors: Adolpho R. Telles, Gary B. Abromovitz and John B. Butterworth. Each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Adolpho R. Telles is an “audit committee financial expert” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate.

The Audit Committee is responsible for oversight, on behalf of the Board of Directors, of:

•                                    The Company’s auditing, accounting and financial reporting processes, and the integrity of its financial statements;

•                                    The audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s auditor and independent registered public accounting firm;

•                                    The Company’s compliance with legal and regulatory requirements; and

•                                    The staffing and ongoing operation of the Company’s internal audit function.

The Company’s management is responsible for: (a) maintaining the Company’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated annual financial statements.

The Audit Committee’s function is one of oversight only and does not relieve management of its responsibilities for preparing financial statements that accurately and fairly present the Company’s financial results and condition, nor the independent registered public accounting firm of their responsibilities relating to the audit or review of the financial statements.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s auditor and independent registered public accounting firm. Pre-approved services include audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chairman then communicates such pre-approvals to the full Audit Committee for ratification. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee hereby reports as follows:

1.  The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2010.

2.  The Audit Committee has discussed with the auditor and independent registered public accounting firm matters required to be discussed by PCAOB Rule 3200T regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.

3.  The Audit Committee has received from the auditor and independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has held discussions regarding independence with its auditor and independent registered public accounting firm.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2010 for filing with the SEC.

Members of the Audit Committee:

Adolpho R. Telles (Chairman)
Gary B. Abromovitz
John B. Butterworth

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT AND OTHER FEES PAID TO OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for fiscal years ended 2010 and 2009, and fees billed for other services rendered by Grant Thornton LLP during those periods.

Type of Fee	2010	2009
Audit Fees	859,200	$899,400
Audit-Related Fees	31,500	-
Tax Fees	6,600	13,100
All Other Fees	7,300	22,700
Total	904,600	$935,200

Audit Fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consist of fees billed by our independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, due diligence, accounting consultations concerning financial accounting and reporting standards, and other similar services which have not been reported as audit fees.

Tax Fees: Consist of tax compliance/preparation fees by our independent registered public accounting firm to the Company for professional services and assistance to the Company’s in-house tax departments related to federal, state and international tax compliance.

All Other Fees: Consist of fees billed by our independent registered public accounting firm to the Company for other permissible work for services not included in the first three categories.   The Company intends to minimize services in this category.   These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm’s core work, which is the audit of the Company’s consolidated financial statements.

The Audit Committee pre-approved all of the services described above that were provided in fiscal 2009 and 2010 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act.  There were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable.

PROPOSAL 2: APPOINTMENT OF AUDITOR AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET  THE AUDITOR’S REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the auditor and independent registered public accounting firm of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

The Audit Committee has nominated Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for fiscal 2011. A representative of Grant Thornton LLP, the Company’s auditor and independent registered public accounting firm for fiscal 2010, is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so. The Grant Thornton LLP representative is also expected to be available to respond to appropriate questions.

Vote Required for Approval and Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint Grant Thornton LLP as our auditor and independent registered public accounting firm and authorize the Audit Committee to set the auditor’s remuneration as described in this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS

Shareholders intending to present proposals at the 2011 annual general meeting of shareholders and desiring to have those proposals included in the Company’s proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Exchange Act, to be received at the executive offices of the Company no later than March 16, 2011. For proposals that shareholders intend to present at the 2011 annual general meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, unless the shareholder notifies the Company of such intent by Monday, May 30, 2011 (Memorial Day), any proxy solicited by the Company for that annual general meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2010, all Section 16(a) filing requirements applicable to the Directors, executive officers and greater than 10 percent shareholders were satisfied.

OTHER MATTERS

Except as described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If other matters that require the vote of the shareholders, including a question of adjourning the Annual Meeting, properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote on these matters in accordance with management’s discretion.  The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment thereof.

HOUSEHOLDING OF MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request by writing the Company at the following address:  Helen of Troy Limited, 1 Helen of Troy Plaza, El Paso, Texas 79912, Attention: Investor Relations; or by calling the Company at the following phone number: (915) 225-4748. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the Company’s 2010 Annual Report to Shareholders are also available electronically on our hosted website.  You may view these directly at: HTTP://MATERIALS.PROXYVOTE.COM/G4388N. To access and review the materials made available electronically:

1.	Go to HTTP://MATERIALS.PROXYVOTE.COM/G4388N.

2.	Click the “2010 10-K Report” or “2010 Notice of Proxy”.

We encourage you to review all of the important information contained in the proxy materials before voting.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce the Company’s printing and mailing costs, by signing up to receive shareholder communications via e-mail. With electronic delivery, you will be notified via e-mail after the annual report and the proxy statement are available on the Internet, and you can submit your proxy appointment and instructions online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1. If you are a registered holder (you hold your shares of Common Stock in your own name through our transfer agent, Computershare Investor Services, LLC, or you have stock certificates), you can elect to have next year’s communications sent to you electronically as part of this year’s on-line proxy appointment and instruction process at WWW.PROXYVOTE.COM by following the instructions that will be provided to you on screen when you submit your proxy.

2. If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), you may contact your broker or visit their website. Most brokers have made provisions for you to sign up on-line for electronic delivery of shareholder reports and mailings.

Your electronic delivery enrollment will be effective until you cancel it.

HOW TO OBTAIN OUR ANNUAL REPORT, PROXY STATEMENT

AND OTHER INFORMATION ABOUT THE COMPANY

From time to time, we receive calls from shareholders asking how they can obtain more information regarding the Company.  The following options are available:

1.             Our Investor Relations site, which can be accessed from our main Internet website located at www.hotus.com, contains Company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings. This proxy statement and our 2010 Annual Report to Shareholders are both available at this site.

2.             You may also request a free copy of our Annual Report or proxy statement by contacting Helen of Troy Investor Relations, Robert D. Spear, at (915) 225-4748, or via e-mail at rspear@hotus.com, or send written correspondence to Helen of Troy Limited, Attention: Investor Relations, 1 Helen of Troy Plaza, El Paso, Texas 79912.

YOUR VOTE IS IMPORTANT

HELEN OF TROY LIMITED

ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes each of Gerald J. Rubin and Vincent D. Carson as Proxy with power of substitution, to represent the undersigned at the Annual General Meeting of Shareholders of Helen of Troy Limited (the “Company”) to be held on Tuesday, August 31, 2010, at 1:00 p.m., Mountain Daylight Time, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, and any adjournment thereof, and to vote all the common shares of the Company that the undersigned is entitled to vote on the following matters:

1.  To set the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and to elect a Board of eight Directors:

FOR ALL NOMINEES LISTED BELOW

(INCLUDING SUBSTITUTE NOMINEE OR NOMINEES, IF APPLICABLE)

(except as marked to the contrary below) [  ]

WITHHOLD AUTHORITY

to vote for all nominees below and for any substitute nominee or nominees, if applicable [  ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE’S NAME ON THE LIST BELOW

Gary B. Abromovitz	Stanlee N. Rubin
John B. Butterworth	William F. Susetka
Timothy F. Meeker	Adolpho R. Telles
Gerald J. Rubin	Darren G. Woody

2.  To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm to serve for the 2011 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration

For [  ]     Against [  ]     Abstain [  ]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THIS PROXY ALSO GRANTS AUTHORITY TO VOTE SUCH SHARES AS TO ANY OTHER MATTER, INCLUDING A QUESTION OF ADJOURNING THE ANNUAL MEETING, WHICH MAY BE BROUGHT BEFORE THE MEETING IN THE SOLE DISCRETION OF THE HOLDERS OF THIS PROXY.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If shares are held jointly, signature should include both names. Executors, administrators, trustees, guardians, and others signing in the representative capacity, please so indicate when signing.

DATE:	, 2010

SIGNATURE:

SECOND SIGNATURE, IF HELD JOINTLY:

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.